SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                               (Amendment No.   )


Filed by the Registrant                       [X]
Filed by a party other than the Registrant    [ ]
Check the appropriate box:
   [X]   Preliminary Proxy Statement
   [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   [ ]   Definitive Proxy Statement
   [ ]   Definitive Additional Materials
   [ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             ASB FINANCIAL CORP.
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             (Name of Registrant as Specified in Its Charter)


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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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               applies:

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               computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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   [ ]   Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration
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                                                           PRELIMINARY COPY
                                                           ----------------

                             ASB FINANCIAL CORP.
                           503 Chillicothe Street
                           Portsmouth, Ohio 45662
                               (740) 354-3177

                  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


      A Special Meeting of Shareholders (the "Special Meeting") of ASB Financial Corp., an Ohio corporation ("ASB"), will be held on June ___, 2005, at _________ __.m., local time, at Shawnee State Park Resort and Conference Center, 4404B State Route 125, West Portsmouth, Ohio 45663 for the following purposes, which are more completely set forth in the accompanying Proxy Statement:


      1. To consider and vote upon a proposal to amend ASB's Articles of Incorporation to effect a 1-for-300 reverse stock split and the repurchase of all resulting fractional shares, followed immediately by an amendment to ASB's Articles of Incorporation to effect a 300-for-1 forward stock split of ASB's common shares (collectively, the "Stock Splits"). As a result of the Stock Splits, (a) each shareholder owning fewer than 300 common shares of ASB immediately before the Stock Splits will receive $23.00 in cash, without interest, for each ASB common share owned by such shareholder immediately prior to the Stock Splits and will no longer be a shareholder of ASB; and (b) each shareholder owning 300 or more common shares immediately before the Stock Splits (i) will receive 300 Common Shares after the Stock Splits in exchange for each lot of 300 Common Shares held before the Stock Splits and (ii) any additional Common Shares held other than in a 300 share lot will be cancelled and exchanged for $23.00 in cash per share. The proposed amendments to ASB's Articles of Incorporation are attached as Exhibits B and C to the accompanying Proxy Statement; and

      2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.


      Only ASB shareholders of record as of the close of business on [May ___, 2005], will be entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof.


      To assure that a quorum is present at the Special Meeting, please date, sign and promptly return the enclosed Proxy whether or not you expect to attend the Special Meeting. A postage-prepaid envelope is enclosed for your convenience.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE STOCK SPLITS, PASSED UPON THE MERITS OR FAIRNESS OF THE STOCK SPLITS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      ASB's Board of Directors carefully considered the terms of the proposed Stock Splits, has determined that the Stock Splits are fair to, and in the best interests of, ASB and its shareholders, and unanimously recommends that you vote FOR the approval of the Stock Splits.

                                       By Order of the Board of Directors,

                                       Robert M. Smith
                                       President


Portsmouth, Ohio
[May ___, 2005]

                             ASB FINANCIAL CORP.
                           503 Chillicothe Street
                           Portsmouth, Ohio 45662
                               (740) 354-3177

                               PROXY STATEMENT

                             GENERAL INFORMATION

      This Proxy Statement provides detailed information about a proposal to amend the Articles of Incorporation, as amended (the "Articles"), of ASB Financial Corp. ("ASB") to effect a 1-for-300 reverse stock split and the repurchase of all resulting fractional shares, followed immediately by a 300-for-1 forward stock split (together these are referred to as the "Stock Splits") of ASB's common shares, no par value per share (the "Common Shares"). If the Stock Splits are completed:

      * Each shareholder owning fewer than 300 Common Shares immediately before the Stock Splits will receive $23.00 in cash, without interest, in exchange for each Common Share owned by such shareholder immediately prior to the Stock Splits and will no longer be a shareholder of ASB; and

      * Each shareholder owning 300 or more Common Shares will receive 300 Common shares for each lot of 300 Common Shares held prior to the Stock Splits and will receive $23.00 in cash, without interest, in exchange for any Common Shares not in a 300 share lot.

      The proposed amendments to ASB's Articles to accomplish the Stock Splits are attached as Exhibits B and C to this Proxy Statement.


      We cannot complete the Stock Splits unless the holders of at least [857,932] Common Shares, which is a majority of the outstanding Common Shares, approve the Stock Splits. The executive officers and directors of ASB, who together own approximately 25.28% of the Common Shares outstanding and entitled to vote at the Special Meeting, have indicated that they will vote in favor of the Stock Splits. The Board of Directors has scheduled a Special Meeting of Shareholders of ASB (the "Special Meeting") to vote upon the Stock Splits proposal. The date, time and place of the Special Meeting are as follows:

                              [June ____, 2005]

                          ___:___, __.m. Local Time
               Shawnee State Park Resort and Conference Center
             4404B State Route 125, West Portsmouth, Ohio 45663


      We urge you to read this Proxy Statement carefully and in its entirety, including the attached Exhibits. This Proxy Statement is first being mailed to ASB's shareholders on or about [May ___, 2005].


      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE STOCK SPLITS, PASSED UPON THE MERITS OR FAIRNESS OF THE STOCK SPLITS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR

MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ASB.

                             SUMMARY TERM SHEET

      The following is a summary of the material terms of the Stock Splits upon which ASB's shareholders will vote at the Special Meeting. While this summary describes what we believe are the most material terms and conditions of the Stock Splits, this Proxy Statement contains a more detailed description of such terms and conditions. We urge you to carefully review, in their entirety, this Proxy Statement, the attached Exhibits and the documents incorporated by reference before voting.

ASB Background

      * ASB is an Ohio corporation and a registered savings and loan holding company which owns all of the issued and outstanding shares of its wholly-owned subsidiary, American Savings Bank, fsb ("American"). ASB's principal offices are located at 503 Chillicothe Street, Portsmouth, Ohio 45662 and ASB's phone number at that address is (740) 354-3177.

      Please see the section of this Proxy Statement entitled "Information About ASB - Business of ASB and American" for a more detailed discussion.


Information About the Stock Splits


      The Stock Splits will consist of the following steps:

      * On the date (the "Effective Date") that the Ohio Secretary of State accepts for filing certificates of amendment to our Articles, a 1-for-300 reverse stock split of the Common Shares will occur, as a result of which:

            * Each holder of less than 300 Common Shares immediately before the reverse stock split will receive from ASB cash in the amount of $23.00, without interest, for each Common Share held immediately before the reverse stock split and will no longer be a shareholder of ASB; and

            * Each holder of 300 or more Common Shares immediately prior to the reverse stock split will receive one whole Common Share for each lot of 300 Common Shares held by the shareholder immediately before the reverse stock split and will receive cash from ASB in the amount of $23.00 for each Common Share held immediately before the reverse stock split and not converted into one whole share.

      * After completion of the reverse stock split and the repurchase of all resulting fractional shares, ASB will effect a 300-for-1 forward stock split of the Common Shares remaining outstanding after the reverse stock split. Each holder of 300 or more Common Shares immediately before the reverse stock split will participate in the forward stock split, which will result in such holder holding a number of Common Shares equal to the number of whole shares remaining outstanding after the reverse stock split multiplied by 300.


      * If you are a record holder who holds less than 300 Common Shares but do not want to be cashed out in the Stock Splits, you may remain a shareholder of ASB by purchasing a sufficient number of Common Shares, to the extent available, in the open market far enough in advance of the Stock Splits so that you hold at least 300 Common Shares on the Effective Date. Conversely, if you are a record holder and want to be cashed out in the Stock Splits, you may do so by selling a sufficient number of Common Shares in the open market far enough in advance of the Stock Splits so that you hold less than 300 Common Shares on the Effective Date.

      * If you hold shares in "street name" through a nominee (such as a broker or a bank) the effect of the Stock Splits on your Common Shares may be different than for record holders. ASB intends for the Stock Splits to affect "street name" shareholders the same as those holding shares in a record account, and nominees will be asked to effect the Stock Splits for their beneficial owners. However, your nominee may choose not to effect the Stock Splits on your street name shares, and your nominee may have different procedures that you must follow. Shareholders holding shares in street name should contact their nominee to determine how the Stock Splits will affect them.

            * If your nominee will not effect the Stock Splits on your street name Common Shares and if you hold less than 300 Common Shares and wish to ensure that you are cashed out in the Stock Splits, you may transfer your Common Shares out of street name and into a record account with ASB far enough in advance of the Stock Splits so that the transfer is complete by the Effective Date.

            * If your nominee will effect the Stock Splits and you hold less than 300 Common Shares and you wish to ensure that you are not cashed out in the Stock Splits you may acquire additional Common Shares in your street name account, if available, in the open market. You should contact your nominee to determine how the Stock Splits will affect you.


       Please see the sections of this Proxy Statement entitled "Special Factors - Effects of the Stock Splits" and "Stock Splits Proposal - Summary and Structure" for a more detailed discussion of the Stock Splits.


Purpose of and Reasons for the Stock Splits


      * The Stock Splits are intended to reduce the number of record holders of the Common Shares below 300 and enable ASB to terminate the registration of, or deregister, the Common Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Deregistration would eliminate ASB's duty to file periodic reports and proxy statements with the Securities and Exchange Commission (the "SEC"), and as a result, ASB would no longer be a public reporting company. However, ASB will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws and federal banking laws applicable to ASB and American.

      *     The following are the principal reasons for the Stock Splits:


            * anticipated annual cost savings of approximately $198,000 as a result of the deregistration of the Common Shares and the related elimination of periodic reporting requirements, including the cost savings resulting from no longer being subject to the public company provisions of the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act") and the elimination of costs associated with being listed on the Nasdaq National Market ("Nasdaq");

            * additional savings of management's and employees' time that will no longer be spent preparing the periodic reports required under the Exchange Act and complying with other provisions of the Exchange Act;

            * reduced premiums for ASB's directors' and officers' insurance policies as a result of ASB no longer being a public reporting company;

            * decreased expenses resulting from no longer being required to service holders with small positions in the Common Shares;

            * the Stock Splits constitute the most expeditious, efficient, cost effective and fair method to convert ASB from a public reporting company to a privately-held, non-reporting company compared to other alternatives considered by the Board; and

            * the fact that ASB has not realized many of the benefits normally associated with being a public reporting company (such as access to capital markets, active trading market and use of company stock as currency for acquisitions) due to the relatively limited liquidity of the Common Shares.


      Please see the sections of this Proxy Statement entitled "Special Factors - Purpose of and Reasons for the Stock Splits" and "Special Factors
- Effects of the Stock Splits" for a more detailed discussion of the principal reasons for the Stock Splits.


Fairness of the Stock Splits

      * The Board has set $23.00 per pre-split Common Share (the "Repurchase Price") as the cash consideration to be paid by ASB in lieu of issuing fractional Common Shares (i.e., less than one whole Common Share) in connection with the Stock Splits. The Board made this determination in good faith and received a fairness opinion (the "Fairness Opinion") prepared by Keller & Company, Inc. ("Keller & Company"), an independent financial advisor. The Board also considered other factors the Board deemed relevant, as described in greater detail in this Proxy Statement.

      * The Fairness Opinion was delivered to the Board to assist the Board in establishing the terms and conditions of the Stock Splits. The Fairness Opinion states, that based upon and subject to the factors and assumptions set forth therein as of February 28, 2005, the Repurchase Price is fair, from a financial point of view, to ASB's shareholders.


      * The full text of the Fairness Opinion, dated February 28, 2005, is attached to this Proxy Statement as Exhibit A. The Fairness Opinion is also available for inspection and copying at ASB's principal executive offices located at 503 Chillicothe Street, Portsmouth, Ohio 45662 during ASB's regular business hours by any interested shareholder of ASB or representative of such holder who has been so designated in writing.

      * We urge you to read the Fairness Opinion in its entirety. Keller & Company provided the Fairness Opinion for the information and assistance of the Board in connection with its consideration of the Stock Splits. The Fairness Opinion is not a recommendation as to how you should vote with respect to the Stock Splits.

      * The Board believes that the Stock Splits are in ASB's best interests and are substantively and procedurally fair to both the affiliated and unaffiliated holders of the Common Shares, including both those holders whose Common Shares will be completely cashed out pursuant to the Stock Splits ("Cashed Out Holders") and those who will continue to hold Common Shares after the Stock Splits ("Continuing Holders").

      * The Board has reviewed and considered the analyses and conclusions of Keller & Company contained in the Fairness Opinion and has unanimously approved the Stock Splits.

      Please see the sections of this Proxy Statement entitled "Special Factors - Fairness of the Stock Splits," "Opinion of Keller & Company," "Stock Splits Proposal - Background of the Stock Splits" and "Stock Splits Proposal - Recommendation of the Board" for a more detailed discussion of the foregoing.


Advantages of the Stock Splits

      * By completing the Stock Splits, deregistering the Common Shares and suspending our periodic reporting obligations under the Exchange Act, we expect to realize recurring annual cost savings of approximately $198,000. In addition, we expect to realize non-recurring savings in the 2006 fiscal year of approximately $145,000 in fees and expenses to comply with the internal controls audit requirements of Section 404 of the Sarbanes-Oxley Act. Deregistration will also eliminate the significant amount of time and effort previously required of ASB's management to prepare and review the reports required to be filed under the Exchange Act.

      * The Stock Splits provide Cashed Out Holders with an opportunity to liquidate all of their Common Shares, and for Continuing Holders to liquidate some Common Shares, at a premium and without paying brokerage commissions or other transaction fees.

      * The Stock Splits will not impact affiliated holders of Common Shares differently than unaffiliated holders of Common Shares on the basis of affiliate status. The sole determining factor as to whether a holder of Common Shares will remain a shareholder of ASB and how many Common Shares will be repurchased by ASB in lieu of issuing fractional shares as a result of the Stock Splits is the number of Common Shares held by such holder immediately prior to the Stock Splits.

      * The Stock Splits will have minimum effect on the relative voting power of ASB's shareholders. Since only an estimated 86,333 out of 1,705,047 outstanding Common Shares will be eliminated as a result of the Stock Splits, the percentage ownership of the Continuing Holders will be approximately the same as it was prior to the Stock Splits. For example, the executive officers and directors of ASB and American currently beneficially own approximately 25.28% of the outstanding Common Shares, and will beneficially own approximately 26.21% of the outstanding Common Shares following completion of the Stock Splits.

      Please see the section of the Proxy Statement entitled "Special Factors - Fairness of the Stock Splits" for a more detailed discussion of the foregoing.

Disadvantages of the Stock Splits

      * Upon termination of the registration of the Common Shares under the Exchange Act, ASB's duty to file periodic reports with the SEC will be suspended. All of the information regarding ASB's operations and financial results that is currently available to the general public and investors will not be readily available after deregistration. Investors seeking information about us will have to contact ASB directly to receive such information, and we may elect not to provide investors with requested information that we are not required by law to provide.

      * After the completion of the Stock Splits and deregistration of the Common Shares, the liquidity of the Common Shares will be significantly reduced or eliminated. In addition, the lack of publicly available financial and other information about ASB may cause a decrease in the price at which the Common Shares trade.

      * Following the Stock Splits, Cashed Out Holders will have no further financial interest in ASB and will no longer participate in the potential appreciation in the value of, or the payment of dividends on, the Common Shares.

      * After completion of the Stock Splits and the subsequent deregistration of the Common Shares, ASB will no longer be subject to the liability provisions of the Exchange Act that apply to public companies and the provisions of the Sarbanes-Oxley Act, including the requirement that ASB's chief executive officer and chief financial officer certify the accuracy of the financial statements contained in ASB's Exchange Act filings.

      Please see the section of the Proxy Statement entitles "Special Factors - Disadvantages of the Stock Splits" for a more detailed discussion of the foregoing.


Voting Information


      * Approval of the Stock Splits requires the approval of a majority of the outstanding Common Shares entitled to vote at the Special Meeting. As of the close of business on [May ___, 2005] (the "Record Date"), there were 1,705,047 Common Shares outstanding and entitled to vote at the Special Meeting, of which [852,524] are required to approve the Stock Splits. The executive officers and directors of ASB, who together own approximately 25.28% of the Common Shares outstanding and entitled to vote at the Special Meeting, have indicated that they will vote in favor of the Stock Splits.


      Please see the section of the Proxy Statement entitled "Meeting and Voting Information" for a more detailed discussion of the foregoing.


Material Federal Income Tax Consequences


      * ASB will not recognize any gain, loss or deduction for federal income tax purposes as a result of the Stock Splits.

      * ASB's shareholders will generally recognize a gain or loss for federal income tax purposes equal to the difference between the amount of cash received and the shareholder's tax basis in the Common Shares that are exchanged for the Repurchase Price in lieu of issuing fractional shares.

      Please see the section of this Proxy Statement entitled "Stock Splits Proposal - Material Federal Income Tax Consequences" for a more detailed discussion of the foregoing.

Unavailability of Appraisal or Dissenters' Rights


      * A holder of Common Shares does not have the right under Ohio law or ASB's Articles or Code of Regulations (the
            "Regulations") to demand the appraised value of such holder's Common Shares or any other dissenters' rights if the holder votes against the Stock Splits.


      Please see the section of this Proxy Statement entitled "Stock Splits Proposal - Unavailability of Appraisal or Dissenters' Rights" for a more detailed discussion of the foregoing.


Termination of Stock Splits

      * The Board may, in its discretion, withdraw the Stock Splits from the agenda of the Special Meeting at any time prior to a vote thereon if it believes it is in the best interests of ASB to do so. Although the Board presently believes that the Stock Splits are in ASB's best interests and has recommended a vote for the Stock Splits, the Board nonetheless believes that it is prudent to recognize that factual circumstances could possibly change such that it might not be appropriate or desirable to effect the Stock Splits.

      Please see the section of this Proxy Statement entitled "Stock Splits Proposal - Termination of Stock Splits" for a more detailed discussion of the foregoing.


Escheat Laws

      * All unclaimed cash amounts payable to shareholders in lieu of issuing fractional shares will be subject to applicable state laws regarding abandoned property.


      Please see the section of this Proxy Statement entitled "Stock Splits Proposal - Escheat Laws" for a more detailed discussion of the foregoing.

           CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS


      When used in this Proxy Statement the words or phrases "will likely result," "are expected to," "will continue," "anticipate," "estimate," "project" or similar expressions are intended to identify "forward-looking statements." Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from results presently anticipated or projected. ASB cautions you not to place undue reliance on any such forward-looking statements, which speak only as of the date made. ASB advises readers that ASB's actual results may differ materially from any opinions or statements expressed with respect to future periods in any current statements in this Proxy Statement or in our other filings with the SEC. Please see the section of this Proxy Statement entitled "Available Information"

                              TABLE OF CONTENTS
                              -----------------


SUMMARY TERM SHEET                                                 2
  Information About the Stock Splits                               2
  Purpose of and Reasons for the Stock Splits                      3
  Fairness of the Stock Splits                                     4
  Advantages of the Stock Splits                                   5
  Disadvantages of the Stock Splits                                6
  Voting Information                                               6
  Material Federal Income Tax Consequences                         6
  Unavailability of Appraisal or Dissenters' Rights                7
  Termination of Stock Splits                                      7
  Escheat Laws                                                     7
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS             8
SPECIAL FACTORS                                                   11
  Purpose of and Reasons For the Stock Splits                     11
  Effects of the Stock Splits                                     13
  Alternatives to the Stock Splits                                17
  Fairness of the Stock Splits                                    18
  Disadvantages of the Stock Splits                               22
  Conclusion                                                      24
OPINION OF KELLER & COMPANY                                       24
  Public Comparables Analysis                                     26
  Review of ASB Market Performance                                27
  Conclusion                                                      28
  Engagement of Keller & Company                                  28
MEETING AND VOTING INFORMATION                                    28
  Time and Place                                                  28
  Revoking Your Proxy                                             28
  Record Date                                                     28
  Quorum and Required Vote                                        29
  Solicitation and Costs                                          29
STOCK SPLITS PROPOSAL                                             30
  Summary and Structure                                           30
  Background of the Stock Splits                                  32
  Recommendation of the Board                                     36
  Potential Disadvantages of the Stock Splits to Shareholders     36
  Share Certificates                                              36
  Material Federal Income Tax Consequences                        37
  Unavailability of Appraisal or Dissenters' Rights               39
  Termination of Stock Splits                                     39
  Escheat Laws                                                    40
  Regulatory Approvals                                            40
INFORMATION ABOUT ASB                                             40
  Business of ASB and American                                    40
  Management of ASB                                               41
  Interest of Certain Persons in Matters to be Acted Upon         42

  Market Price and Dividend Information                           44
  Common Share Repurchase Information                             45
FINANCIAL INFORMATION                                             46
  Summary Historical Financial Information                        46
  Pro Forma Financial Information                                 47
AVAILABLE INFORMATION                                             53
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                   53
PROPOSALS OF SHAREHOLDERS AND OTHER MATTERS                       54


EXHIBIT A - FAIRNESS OPINION
EXHIBIT B - FORM OF REVERSE STOCK SPLIT AMENDMENT
EXHIBIT C - FORM OF FORWARD STOCK SPLIT AMENDMENT

                               SPECIAL FACTORS


Purpose of and Reasons For the Stock Splits

      The purpose of the reverse stock split is to terminate ASB's status as a public reporting company with the SEC. As a result of the reverse stock split and the repurchase of the resulting fractional shares from holders of fewer than 300 shares, ASB expects to have approximately 240 holders of record of the Common Shares, which would enable ASB to terminate the registration of the Common Shares under the Exchange Act. If the Stock Splits are completed, ASB intends to file with the SEC to terminate the registration of the Common Shares. Upon deregistration, the Common Shares would no longer be quoted on the Nasdaq and trades in the Common Shares would only be possible through privately negotiated transactions or in the Pink Sheets(R) (a centralized quotation service that collects and publishes market maker quotes for securities).

      Reduced Costs and Expenses. We incur both direct and indirect costs to comply with the filing and reporting requirements imposed on us as a public reporting company. As described below, these costs include, among other things, management's time spent preparing and reviewing our public filings and legal and accounting fees associated with the preparation and review of such filings. Since our initial public offering in 1995, we have incurred additional costs as a result of being a public company. However, since the passage of the Sarbanes-Oxley Act in 2002, our public company expenses have steadily increased and continue to do so.

      When the Sarbanes-Oxley Act was adopted, we realized that we would incur additional expenses as a result. We did not seek to deregister at that time, however, because much of the act had yet to be implemented and the extent of the increases was then unknown. Our compliance costs have increased from approximately $78,000 in 2001 to approximately $150,000 in 2004 due to the implementation of the Sarbanes-Oxley Act and related SEC and Nasdaq rules, and we expect these costs to increase further in the future. Of particular concern is the pending internal control audit requirement imposed by Section 404 of the Sarbanes-Oxley Act. Although it is not effective for ASB until June 30, 2006, we must begin preparing to comply with Section 404 in the coming fiscal year and our expenses will begin at that time. As discussed below, we expect that our preparations to comply with Section 404 will result in a significant one-time expense, as well as significant increases in our annual audit expenses going forward. For smaller publicly traded companies, such as ASB, these costs represent a larger portion of our revenues than for larger public companies.

      In addition, prior to the current fiscal year ASB was a "small business" filer under the Exchange Act. Under SEC rules, small business filers are subject to reduced disclosure requirements. Due to our transition to a regular filer, our costs to prepare our Exchange Act filings in the future would likely be greater than our historical costs because of the increased disclosure requirements.

      Not all of our reporting costs will be eliminated, however. We will continue to comply with all federal reporting requirements applicable to ASB as a savings and loan holding company and to American as a federal savings bank. Further, we anticipate that we will continue to provide our shareholders with annual audited financial statements and proxy statements, although we are not required to do so. We presently intend to send our shareholders annual proxy statements, together with a letter summarizing our performance for the completed fiscal year. We plan on making our annual audited financial statements available to our shareholders in electronic form, but we will provide printed copies upon shareholder request. The annual letter sent to shareholders will explain how our shareholders may obtain a printed copy of our financial statements. If provided, these documents may not be as detailed, or contain the same level of disclosure, as those required of a public reporting company.

      The Board believes that by deregistering the Common Shares and suspending ASB's periodic reporting obligations under the Exchange Act, we will realize recurring annual cost savings of approximately $198,000 in fees and expenses that we have historically incurred and expenses we expect to incur going forward, including fees and expenses for compliance with the Sarbanes-Oxley Act and associated regulations and compliance with requirements imposed on us by the Nasdaq. These estimated fees and expenses are described in greater detail below.

                       Estimated Annual Cost Savings:
                       ------------------------------


            Historical costs:
              Legal fees                             $ 50,000
              Printing, mailing and filing costs     $ 25,000
              Audit fees                             $ 37,000
              Nasdaq listing fees                    $ 21,000
              Internal personnel costs               $ 15,000
                                                     --------

              Total historical costs                 $148,000
                                                     --------

            Additional expected annual costs:
              Section 404 audit fees                 $ 30,000
              Internal personnel costs               $ 20,000
                                                     --------

              Total additional costs                 $ 50,000
                                                     --------

            Total estimated annual cost savings      $198,000
                                                     ========

      These estimated cost savings reflect, among other things: (i) a reduction in audit and related fees; (ii) a reduction in legal fees related to securities law compliance and compliance with Nasdaq requirements; (iii) elimination of filing costs and expenses associated with electronically filing periodic reports and other documents (such as proxy statements) with the SEC on its Edgar database; (iv) the elimination of annual Nasdaq listing fees (v) lower printing and mailing costs attributable to the reduction in the number of shareholders and the less complicated and extensive disclosure required by our private status; (vi) a reduction in management time spent on compliance and disclosure matters attributable to our Exchange Act filings; (vii) lower risk of liability that is associated with non-reporting company status and the expected decrease in premiums for directors' and officers' liability insurance; (viii) cost savings due to ASB not being subject to the public company provisions of the Sarbanes-Oxley Act; (ix) the savings in fees charged by Illinois Stock Transfer Company, ASB's transfer agent (the "Transfer Agent"), that are expected because of the reduction in the number of shareholder accounts to be handled by the Transfer Agent; and (x) a reduction in direct miscellaneous clerical and other expenses. These savings also include estimated annual audit savings and internal personnel savings from our not having to comply with Section 404 of the Sarbanes-Oxley Act.

      In addition to the foregoing annual estimated cost savings, the consummation of the Stock Splits and the subsequent deregistration of the Common Shares would also result in a significant one-time cost savings of approximately $145,000 in fees and expenses because we would not be subject to the new internal control audit requirements imposed by Section 404 of the Sarbanes-Oxley Act. Preparing to comply with Section 404 of the Sarbanes-Oxley Act would require significant expenditures, including fees to third parties for compliance planning, assessment, documentation and testing. It would also require a significant investment of time by the management and employees of ASB and American. These estimated costs for compliance with Section 404 are described in more detail below.

             Non-Recurring Sarbanes-Oxley Act Compliance Costs:
             --------------------------------------------------


            Third party planning, testing and documentation     $100,000

            Audit fees                                          $ 30,000
            Internal personnel expenses                         $ 15,000
                                                                --------

            Total                                               $145,000
                                                                ========

      The annual and non-recurring cost savings figures set forth above are only estimates. The actual savings we realize from going private may be higher or lower than these estimates. The estimates are based upon the (i) actual costs to us of the services and disbursements in each of the categories listed above that were reflected in our recent financial statements and (ii) allocation to each category of management's estimates of the portion of the expenses and disbursements believed to be solely or primarily attributable to our public reporting company status.


      In some instances, these cost savings expectations were based on verifiable assumptions. For example, our auditing fees will be reduced if we cease to be a public reporting company due to the elimination of fees for interim services. In addition, the costs associated with retaining legal counsel to assist us with complying with the Exchange Act reporting requirements will be eliminated if we no longer file reports with the SEC.

      Operational Flexibility. Another reason for the Stock Splits is the operational flexibility that completion of the Stock Splits and subsequent deregistration would provide. The Board believes that ceasing to be a public reporting company would enable management to focus more on ASB's long-term growth without the distraction of SEC reporting requirements and other aspects of being a public company, and that ASB will benefit if business decisions can be made with this added focus on long-term growth.





      Conclusion. In light of the foregoing, the Board believes the benefits ASB receives from maintaining its status as a public reporting company and maintaining its small shareholder accounts are substantially outweighed by the associated costs. The Board believes that it is in ASB's best interests to eliminate the administrative burden and costs associated with maintaining its status as a public reporting company and its small shareholder accounts.


      Reason for the Forward Stock Split. The forward stock split will occur immediately after the reverse stock split and the repurchase of fractional shares resulting from the reverse split. The forward stock split is intended to prevent the Common Shares from having an unusually high per share value that would otherwise result from the reverse stock split, which would tend to further decrease the liquidity of the Common Shares.


Effects of the Stock Splits


      The Stock Splits are expected to significantly reduce the number of holders of record of the Common Shares from approximately 418 to approximately 240. Upon the completion of the Stock Splits, we intend to apply with the SEC to deregister the Common Shares under the Exchange Act as soon as practicable. After deregistration, the Common Shares will no longer be quoted on the Nasdaq. The completion of the Stock Splits and the termination of our reporting obligations under the Exchange Act may cause the existing limited trading market for the Common Shares to be further reduced or eliminated. After the completion of the Stock Splits and the deregistration of the Common Shares, ASB will no longer be subject to the liability provisions of the Exchange Act or the provisions of the Sarbanes-Oxley Act, including the requirement that ASB's officers certify the accuracy of ASB's financial statements.

      Effects on the Common Shares. There will be no differences with respect to dividend, voting, liquidation or other rights associated with the Common Shares before and after the Stock Splits. The Common Shares acquired by ASB for cash in lieu of issuing fractional shares will be retired.

      Effects on All ASB Shareholders.  All ASB shareholders:

      * Will not have the opportunity to liquidate, at a time and for a price of their choosing, the Common Shares that are exchanged for cash in lieu of issuing fractional shares;

      * Will not receive a fractional Common Share as a result of the Stock Splits, but will instead receive cash, in a taxable transaction, equal to $23.00 for each Common Share held immediately before the Stock Splits that is exchanged for cash in accordance with the procedures described in this Proxy Statement;

      * Will not have to pay any brokerage commissions or other transaction fees in connection with the exchange of Common Shares for cash in lieu of issuing fractional shares; and

      * Will not receive any interest on cash payments owed as a result of the Stock Splits.

      If you hold Common Shares other than in multiples of 300, some of your Common Shares will be exchanged for cash in lieu of issuing fractional shares in connection with the Stock Splits. You will receive a letter of transmittal as soon as practicable after the Stock Splits are completed. The letter of transmittal will contain instructions on how to surrender your existing share certificate(s) to the Transfer Agent to receive your cash payment and, if applicable, a new share certificate evidencing the number of Common Shares you hold after the Stock Splits. You will not receive your cash payment or your new share certificate until you surrender your outstanding share certificate(s) to the Transfer Agent, along with a completed and executed copy of the letter of transmittal. Do not send your share certificate(s) in with your Proxy. Please wait until you receive your letter of transmittal to surrender your share certificate(s) to the Transfer Agent.

      For a discussion of the federal income tax consequences of the Stock Splits, please see the section of this Proxy Statement entitled "Stock Splits Proposal - Material Federal Income Tax Consequences."

      Effects on Cashed Out Holders. Cashed Out Holders (i.e., holders of less than 300 Common Shares immediately before the consummation of the Stock Splits) will have no further ownership interest in ASB and will not be able to participate in future earnings or growth of ASB.


      If you hold Common Shares in "street name" through a nominee, the Stock Splits may not effect you the same as they do record holders. ASB intends for the Stock Splits to affect shareholders holding Common Shares through a nominee the same as those holding shares in a record account and nominees will be asked to effect the Stock Splits for their beneficial owners. However, your nominee may choose not effect the Stock Splits on your Common Shares, and your nominee may have different procedures that you must follow. Shareholders holding shares in street name should contact their nominee to determine how the Stock Splits will affect them.

      If you hold less than 300 Common Shares, but you would rather continue to hold Common Shares after the Stock Splits and not be completely cashed out, you may do so by taking one of the following actions far enough in advance so that it is complete by the Effective Date:

      * Purchase a sufficient number of additional Common Shares, if available, on the open market and have them registered in your name and consolidated with your current record account, if you are a record holder, so that you hold at least 300 Common Shares in your record account immediately before the Effective Date; or

      * If your nominee will effect the Stock Splits on your Common Shares, you may acquire additional Common Shares in your street name account, if available, in the open market. Due to the limited market in the Common Shares, there is no assurance that you will be able to purchase enough Common Shares to remain a shareholder of ASB. If your nominee chooses not to effect the Stock Splits, you may not be required to take any action to remain a shareholder of ASB if you continue to hold your Common Shares through your nominee on the Effective Date. You should contact your nominee to determine how the Stock Splits will affect you.

      * If applicable, consolidate accounts in which you hold an interest so that you hold at least 300 Common Shares in one record account immediately before the Stock Splits.


      Effects on Continuing Holders. If the Stock Splits are consummated, Continuing Holders (i.e., holders of 300 or more Common Shares immediately before the Stock Splits):

      * Will likely hold fewer Common Shares after the Stock Splits than they held before the Stock Splits;

      * Will likely experience a change in their ownership percentage of ASB after completion of the Stock Splits;

      * Will likely experience a further reduction in liquidity of the Common Shares; and

      *     Will have less publicly available information about ASB.

      Upon the termination of the registration of the Common Shares under the Exchange Act, the Common Shares will no longer be eligible for trading or quotation on any securities market or quotation system, except the Pink Sheets(R). In order for the Common Shares to be quoted on the Pink Sheets(R), one or more broker-dealers would need to act as market maker and sponsor the Common Shares on the Pink Sheets(R). There can be no assurance that any broker-dealer will be willing to act as a market maker in Common Shares after the Stock Splits. There is also no assurance that you will be able to sell your Common Shares or purchase additional Common Shares after the Stock Splits.


      If you hold 300 or more Common Shares, but you would rather be completely cashed out in connection with the Stock Splits and not remain a shareholder of ASB, you may do so by selling a sufficient number of Common Shares in the open market so that you hold less than 300 Common Shares as of the Effective Date. Due to the limited market in the Common Shares, there is no assurance that you will be able to sell enough Common Shares to reduce your holdings to less than 300 Common Shares. If you hold Common Shares in "street name" through a nominee, you should contact your nominee to determine if your nominee will effect the Stock Splits for the beneficial owners for whom it holds shares. If your nominee does not intend to effect the Stock Splits, you can ensure that you are cashed out by selling a sufficient number of shares so that you hold less than 300 Common Shares and then transferring those Common Shares into a record account with ASB.


      Effect on ESOP. Upon completion of the Stock Splits and the subsequent deregistration of the Common Shares, the Common Shares will no longer be traded or quoted on the Nasdaq or any other established securities market. As a result of the lack of an established market for the Common Shares, ASB's Employee Stock Ownership Plan (the "ESOP") will be required to obtain annual appraisals to value the Common Shares owned by the ESOP. In addition, under the terms of the ESOP, the participants in the ESOP will have a "put right." This put right permits a participant to require ASB to repurchase the participant's Common Shares held in the ESOP when they are distributed to the participant.


      Effects on Option Holders. Upon completion of the Stock Splits, outstanding options to purchase Common Shares under ASB's 1995 Stock Option and Incentive Plan (the "Option Plan") will have their number and prices adjusted to reflect the effect of the Stock Splits.


      Effects on ASB. If our number of shareholders falls below 300, we intend to apply to the SEC to deregister the Common Shares as soon as practicable after completion of the Stock Splits. Upon deregistration of the Common Shares, our duty to file periodic reports with the SEC will be suspended and we will no longer be classified as a public reporting company. In addition, we will be relieved of the obligation to comply with the requirements of the proxy rules under Section 14 of the Exchange Act. We will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws and we will also continue to be subject to regulation by the Office of Thrift Supervision of the Department of the Treasury (the "OTS") and the Federal Deposit Insurance Corporation (the "FDIC") as applicable to savings and loan holding companies and federal savings banks.


      Although we will no longer be required to file periodic reports with the SEC, we currently intend to continue to provide annual audited financial statements and proxy statements to our shareholders. We expect to provide our annual audited financial statements in electronic format, and will send printed copies to shareholders upon their request. Although we intend to continue to provide these documents to our shareholders, there is no SEC requirement that we do so, and there is no requirement that the level of our disclosure in such financial statements or in the proxy statement remain at the level required by our current status as a public reporting company. These documents may not be as detailed or extensive as the information we currently file with the SEC and deliver to shareholders and our financial statements may not be accompanied by management's
discussion and analysis in the same detail.    It will be more difficult
for our shareholders to obtain information about us.

      We estimate that we will save approximately $198,000 in annual costs associated with being a public company, including cost savings in time spent by management and employees associated with our SEC reporting activities. We anticipate a one time cost savings of approximately $145,000 in expenses associated with compliance with the internal controls audit requirements of Section 404 of the Sarbanes-Oxley Act. These anticipated savings are discussed under the heading entitled "Purpose of and Reasons for the Stock Splits - Reduced Costs and Expenses" above.


      The termination of our reporting obligations under the Exchange Act will render the Common Shares ineligible for listing or quotation on any stock exchange or other automated quotation system, except the Pink Sheets(R). As a result, the Common Shares will no longer be listed on the Nasdaq and the existing limited trading market for the Common Shares will likely be further reduced or eliminated. This reduction or elimination may result in ASB having less flexibility in attracting and retaining executives and other employees since equity-based incentives (such as stock options) tend to be viewed as having less value in a non-publicly traded company.


      We have no current plans to issue Common Shares after the Stock Splits other than pursuant to the Option Plan, but we reserve the right to do so at any time and from time to time at such prices and on such terms as the Board determines to be in ASB's best interests. If in the future the Board determines that the adoption of a new option plan would be beneficial to ASB, it may, in its discretion, adopt such a plan. The exercise of options granted under any newly adopted plan would reduce the ownership percentage of ASB's shareholders at the time. Nasdaq rules require that any new stock option or equity compensation plan be approved by ASB's shareholders. However, once the Common Shares are no longer listed on Nasdaq, ASB will not be required to seek shareholder approval of new option plans or other equity compensation plans. Holders of Common Shares do not currently have, and will not have, any preemptive or other preferential rights to purchase any of our equity securities that we may issue in the future, unless such rights are specifically granted to such holders.

      After the Stock Splits have been consummated, ASB may, from time-to-time, repurchase Common Shares pursuant privately negotiated sales or other transactions. Whether or not we purchase shares in the future will depend on a number of factors, including ASB's financial condition, operating results and available capital at the time.

      We expect our business and operations, and the business and operations of American, to continue as they are presently conducted. The executive officers and directors of ASB and American will not change due to the Stock Splits. American's deposits will continue to be insured by the FDIC and we will continue to be regulated by the same bank regulatory agencies as before the Stock Splits. ASB expects to realize time and cost savings as a result of terminating its public company status, and intends to invest those savings in other areas of its and American's business operations. Other than as described in this Proxy Statement, neither ASB, American nor their management has any current plans or proposals to effect any extraordinary corporate transaction (such as a merger, reorganization or liquidation); to sell or transfer any material amount of ASB or American's assets; to change the composition of the Board or management of ASB or American; to change materially ASB's indebtedness or capitalization; to change ASB's dividend policy; or otherwise to effect any material change in ASB's corporate structure or business.

      Effects on ASB's Executive Officers, Directors and Affiliates. Our affiliates, comprised of our executive officers, directors and any shareholders who own more than ten percent (10%) of the Common Shares, will be relieved from complying with the stock ownership reporting requirements and "short swing profit" trading restrictions under Section 16 of the Exchange Act, as well as many of the provisions of the Sarbanes-Oxley Act. Our affiliates will lose the ability to dispose of their Common Shares pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act").


      As is more thoroughly set forth under the heading entitled "Information About ASB - Interests of Certain Persons in Matters to be Acted Upon," we expect that upon the completion of the Stock Splits, the Common Shares beneficially owned by our executive officers and directors will comprise approximately 26.21% of the then outstanding Common Shares, as compared to approximately 25.28% of the Common Shares outstanding immediately prior to the Stock Splits.

Alternatives to the Stock Splits

      In making the determination to proceed with the Stock Splits, the Board considered the potential feasibility of the alternative transactions described below. The Board did not investigate the potential costs of the transactions listed below because it determined that they either had no certainty of sufficiently reducing the number of shareholders of ASB or had other features, such as triggering dissenters' rights, which could possibly add to the expense and uncertainty of the transaction.


      Issuer Tender Offer. The Board considered the feasibility of an issuer tender offer to repurchase Common Shares. The primary disadvantage of this type of transaction is that, due to its voluntary nature, ASB would have no assurance that a sufficient number of Common Shares would be tendered to sufficiently reduce the number of ASB's shareholders. In addition, the rules governing tender offers require equal treatment of all shareholders, including pro rata acceptance of offers from shareholders. These requirements make it difficult to ensure that ASB would be able to reduce the number of the holders of record of the Common Shares enough to permit ASB to deregister the Common Shares, and ASB could repurchase numerous Common Shares at a great expense and still be unable to deregister. A tender offer would likely take longer to complete than the Stock Splits. As a result of these disadvantages, the Board determined not to pursue this alternative.


      Odd-Lot Tender Offer. Another option considered by the Board was an odd-lot tender offer. In an odd-lot tender offer, ASB would offer to repurchase, at a designated price per share, Common Shares held by any holder of less than 100 Common Shares. Unlike general tender offers which require ASB to permit all shareholders to participate equally, as discussed above, there is an exception for tender offers to holders of less than 100 Common Shares. However, even if all holders of less than 100 Common Shares participated in the tender offer, we still could not sufficiently reduce our number of shareholders to enable us to deregister. As a result, the Board rejected this alternative.


      Traditional Stock Repurchase Program. The Board also considered a plan whereby ASB would periodically repurchase Common Shares on the open market at then-current market prices. The Board rejected this type of transaction since repurchasing enough shares in this manner to enable ASB to deregister the Common Shares would likely take an extended period of time, have no assurance of success and be of undeterminable cost.


      Reorganization Through a Cash Out Merger. The alternative available to the Board which was most similar to the Stock Splits was coordinating a merger with a shell corporation and reissuing stock to the shareholders of the newly merged entity. The share exchange would be such that shareholders owning less than 300 Common Shares prior to the merger would be cashed out, and shareholders owning more than 300 Common Shares would become shareholders in the newly merged entity. The Board of Directors concluded that the Stock Splits were a better alternative since they do not require the formation of a new entity, avoid the regulatory issues and approvals associated with the merger of ASB into another corporation and do not trigger dissenters' rights as would a cash out merger.

      Sale of ASB. The Board recognized that a sale of ASB was an available option, but the board determined that selling ASB was not in the best interests of a majority of ASB's shareholders. ASB is attempting to achieve the limited goal of eliminating its public company expenses. A sale of ASB would go well beyond achieving this limited purpose. The Board does not believe that sale of ASB is in the best interests of ASB or its shareholders, customers, employees or community. ASB's focus on serving it community and its local customer base has enabled it to grow steadily and increase shareholder value. The Board does not feel that it is time to abandon this model and is instead is seeking to reduce costs and burden of being a public company to enable ASB to further pursue this focus and remain independent.


      Maintaining the Status Quo. The Board considered maintaining the status quo. In that case, ASB would continue to incur the expenses of being a public reporting company without enjoying the benefits traditionally associated with public company status. The Board believes that maintaining the status quo is not in the best interests of ASB and its shareholders and rejected this alternative.

Fairness of the Stock Splits


      The Stock Splits are not structured so that approval of at least a majority of unaffiliated shareholders is required. The Board based its decision not to seek such approval due to the equal treatment of affiliated and unaffiliated shareholders in the Stock Splits. In determining not to seek such approval, the Board was aware that the executive officers and directors of ASB, who together own approximately 25.28% of the Common Shares outstanding and entitled to vote at the Special Meeting, have indicated that they will vote in favor of the Stock Splits.

      No independent committee of the Board has reviewed the fairness of the Stock Splits. The Board is comprised primarily of independent directors and accordingly there was no need to form a special committee. Although all of the directors own Common Shares, the 1-for-300 reverse split ratio and the 300-for-1 forward split ratio were determined without regard to their share ownership. As this was the sole potential conflict of interest and the directors will be treated identically to all other shareholders in the Stock Splits, the Board did not feel that the additional protections that may be afforded by an independent committee would be significant.

      No unaffiliated representative acting solely on behalf of the shareholders for the purpose of negotiating the terms of the transaction proposal or preparing a report covering the fairness of the Stock Splits was retained by ASB or by a majority of directors who are not employees of ASB. The Board views (i) the Fairness Opinion, (ii) the need to obtain the affirmative vote of the holders of at least a majority of the Common Shares, and (iii) the other matters discussed in this Proxy Statement as affording adequate procedural safeguards to unaffiliated shareholders without the extraordinary expense of multiple financial or legal advisors.

      ASB has not made any provision in connection with the Stock Splits to grant unaffiliated shareholders access to ASB's corporate files or to obtain counsel or appraisal services at ASB's expense. With respect to unaffiliated shareholders' access to ASB's corporate files, the Board determined that this proxy statement, together with ASB's other filings with the SEC, provide adequate information for unaffiliated shareholders to make an informed decision with respect to the Stock Splits. The Board also considered the fact that under Ohio law, subject to certain conditions, shareholders have the right to review ASB's relevant books and records.

      The Board did not consider the steps discussed above necessary to ensure the fairness of the Stock Splits. The Board determined that such steps would be costly and would not provide any meaningful additional benefits. The Board noted the fact that the financial advisor engaged by ASB considered and rendered its opinion as to the fairness of the consideration payable in the Stock Splits, from a financial point of view, to ASB's shareholders.

      The Board believes that the transaction is substantively and procedurally fair to affiliated and unaffiliated shareholders, notwithstanding the absence of an unaffiliated shareholder approval requirement, independent committee or unaffiliated representative. After consideration of all aspects of the proposed transaction as described above, all of the directors, including the directors who are not employees of ASB, approved the Stock Splits. Except for the unanimous vote of the Board to approve the Stock Splits and its recommendation that ASB's shareholders approve the Stock Splits, ASB is not aware that any of its executive officers, directors or affiliates has made a recommendation either in support of or opposed to the Stock Splits.


      In determining the substantive fairness of the Stock Splits the Board considered the factors discussed below. The Board believes that the Stock Splits are substantively fair to ASB's shareholders in light of these factors, taken together with the disadvantages also discussed below. The Board did not assign specific weight to the following factors in a formulaic fashion, but did place special emphasis on the opportunity for unaffiliated holders of Common Shares who will have fractional shares exchanged for cash to sell such Common Shares at a premium and without brokerage fees or commissions, as well as the significant cost and time savings ASB is expected to realize from deregistration of the Common Shares.

      Opportunity for Shareholders to Sell Repurchased Common Shares at a Premium and Without Broker Fees or Commissions. The Repurchase Price of $23.00 per Common Share represents (i) a premium of 3.8% over the average closing price of the Common Shares over the 270 trading days prior to and including February 28, 2005 (the date the Board approved the Stock Splits), which was $22.16 per share, (ii) a premium of 6.8% over the average closing price of the Common Shares over the 180 trading days prior to and including February 28, 2005, which was $21.54 per share, and (iii) a premium of 7.9% over the average closing price of the Common Shares over the 90 trading days prior to and including February 28, 2005, which was $21.31 per share, (iv) a premium of 8.0% over the average closing price of the Common Shares over the 60 trading days prior to and including February 28, 2005, which was $21.30 per share, (v) a premium of 12.86% over the average closing price of the Common Shares over the 30 trading days prior to and including February 28, 2005, which was $20.38 per share, and (v) a premium of 9.42% over the closing price for the Common Shares on February 28, 2005, which was $21.02 per share.

      The Board reviewed the proposal made by Keller & Company that $23.00 per share be established as the Repurchase Price for the Common Shares. In reviewing this proposal, the Board took into consideration that, at certain times during 2004, the trading price of the Common Shares had exceeded $23.00 per share. Historically, the market for the Common Shares has not been very liquid. Over the past few years, the liquidity of the Common Shares has steadily decreased, as evidenced by an average trading volume in 2004 of only 490 shares per day, down from 627 shares per day in 2001.

      Due to this lack of liquidity, a single trade may sharply increase or decrease our trading price. If the trading price of the Common Shares increases suddenly due to a trade, the bid and asked prices may remain high for several days even if no additional trades occur at that price. The Common Shares reached their highest ever trading price of $29.24 on April 6, 2004. The Common Shares traded at $25.55 on April 1, 2004, and trades of only 2,900 shares over three days increased the price almost $4.00. By April 19, 2004, after only 3,900 total shares had been traded in the intervening two weeks, the trading price was back down to $24.10. The trading price has steadily declined since that date and only reached $23.00 twice between September 1, 2004 and February 28, 2005 (the date the Board approved the Stock Splits). To eliminate the effects of this occasional volatility, the Board used the trading price averages for the 30, 60, 90, 120, 180 and 270 days periods shown above to help determine the fairness of the Repurchase Price.

      The Board, in the exercise of its business judgment, approved $23.00 as the Repurchase Price for the Common Shares because it represented fair consideration at a premium to the current and historical market prices of the Common Shares without being so high as to be unfair to ASB's remaining shareholders. The Board determined that the Stock Splits are fair in part because they provide Cashed Out Holders with an opportunity to liquidate all of their Common Shares, and for Continuing Holders to liquidate some Common Shares, without paying brokerage commissions or other transaction fees.

      While performing its analysis for the Fairness Opinion, Keller & Company selected the valuation analyses it deemed most relevant based on its knowledge of ASB and ASB's expressed intent to continue as an operating entity and not liquidate. Please see the section entitled "Opinion of Keller & Company" for a discussion of these analyses. The Board determined that the analysis and fairness opinion provided by Keller & Company was sufficient information to support the Repurchase Price and concluded that an additional valuation of the Common Shares was not necessary and would not justify the additional cost necessary to obtain a valuation.

      Net Book Value. The Board believes that ASB's net book value per share does not properly reflect ASB's earnings stream and cash flow, two factors it considers critical for a meaningful valuation of the Common Shares. Net book value is based upon the historical cost of a company's assets and ignores the value of a company as a going concern. The value of items such as a positive business reputation, a trained workforce and established customer accounts are ignored in computing net book value. The Board believes that the proper valuation of ASB should be based on ASB's historical and prospective operating performance and Keller & Company's analysis was based upon this premise. As set forth in greater detail in the section of this Proxy Statement entitled "Financial Information - Summary Financial Information," ASB's book value per Common Share as of December 31, 2004 was $10.96. The Board believes that the valuation of the Common Shares, as determined by Keller & Company, as well as the market price of the Common Shares on December 31, 2004 ($22.00 per share), are significantly greater than the book value per Common Share.

      Liquidation Value. In determining the fairness of the Repurchase Price, the Board did not view ASB's liquidation value as representative of the value of the Common Shares. Most of ASB's (and American's) assets are financial assets, and their liquidation value roughly approximates their book value. If ASB's assets were sold in an orderly liquidation, some of ASB's loans and deposits may be sold at a slight premium over book value, but other assets may be sold at a discount. Also, as a result of the liquidation process, ASB would incur greater legal fees, costs of sale and other expenses of the liquidation process. As a result, the Board believes that ASB's liquidation value would be substantially less than the current trading price of the Common Shares.

      Going Concern Value. The Board also reviewed and considered the valuation of ASB's shares as a going concern. As discussed under "Net Book Value" above, the value of ASB as a going concern takes into consideration, among other things, ASB's business reputation, established customer base and trained and experienced management and employees. The Board believes that an indicator of ASB's value as a going concern is the value of companies comparable to ASB and, as part of its review, the Board considered Keller & Company's analysis regarding ASB's peer groups and the comparison of ASB's key pricing ratios compared to those of the peer groups. This analysis is discussed later in this Proxy Statement under the heading "Opinion of Keller & Company - Public Comparables Analysis." The Board reviewed and adopted Keller & Company's analysis which reflects that ASB's pricing ratios are consistent with the pricing ratios of the selected peer groups, with ASB's price-to-book ratio consistently higher than the peer groups. On February 18, 2005 (the date the Board approved the Stock Splits), ASB's trading price of $20.00 per share represented a price-to-book ratio of 182.48%, compared to a price-to-book ratios of 124.37% the comparable group, of 132.15% for publicly-traded Midwest thrifts and 140.87% for publicly-traded Ohio thrifts. Based on that analysis, and giving consideration to ASB's earnings performance, its resultant price to earnings multiple of 16.81 times earnings and ASB's ongoing operations, the Board determined that ASB's trading price of $20.00 per share on February 18, 2005, generally reflected the value of the Common Shares on a going concern basis, and the Repurchase represented a premium over this price.


      Equal Treatment of Affiliated and Unaffiliated Holders of Common Shares. The Stock Splits will not impact affiliated holders of Common Shares differently than unaffiliated holders of Common Shares on the basis of affiliate status. The sole determining factor as to whether a holder of Common Shares will remain a shareholder of ASB and how many Common Shares will be repurchased by ASB in lieu of issuing fractional shares as a result of the Stock Splits is the number of Common Shares held by such holder immediately prior to the Stock Splits. Please see the section entitled "Stock Splits Proposal - Summary and Structure" for a more detailed discussion.

      Minimum Effect on Voting Power. The Stock Splits will have minimum effect on the voting power of ASB's shareholders. The Common Shares are ASB's only voting shares and will continue to be ASB's only voting shares after the Stock Splits. The voting and other rights currently held by the Common Shares will not be affected by the Stock Splits. The only effect of the Stock Splits on ASB's voting power will be a change in the overall percentage of ownership of the Continuing Holders.


      No Material Change in Percentage Ownership of Executive Officers and Directors. Since only an estimated 86,333 out of 1,705,047 outstanding Common Shares will be eliminated as a result of the Stock Splits, the percentage ownership of the Continuing Holders will be approximately the same as it was prior to the Stock Splits. For example, the executive officers and directors of ASB and American currently beneficially own approximately 25.28% of the outstanding Common Shares, and will beneficially own approximately 26.21% of the outstanding Common Shares following completion of the Stock Splits. All of the directors and executive officers currently have over 300 shares and will remain shareholders of ASB after completion of the Stock Splits. Please see the section entitled "Information About ASB - Interest of Certain Persons in Matters to be Acted Upon."


      Potential Ability to Control Decision to Remain a Holder of or Liquidate Common Shares. Another factor considered by the Board in determining the fairness of the Stock Splits to the holders of the Common Shares is that current holders of fewer than 300 Common Shares can seek to remain shareholders of ASB following the Stock Splits by acquiring additional shares so that they own at least 300 Common Shares immediately before the Stock Splits. Conversely, stockholders that own 300 or more Common Shares who desire to liquidate their shares in connection with the Stock Splits at the premium price offered can seek to reduce their holdings to less than 300 Common Shares by selling shares prior to the Stock Splits. The Board did not place undue emphasis on this factor due to the limited trading market for the Common Shares. Please see the section entitled "Special Factors - Effects of the Stock Splits."


      Other Factors. Although potentially relevant to a determination of fairness of the Stock Splits, the factors listed below are, for the reasons given, not applicable to ASB, and were not considered by the Board for this reason.

      * Firm Offers. No firm offers to purchase ASB have been made during the past two calendar years or during the current calendar year. ASB has not received any firm offers to purchase ASB and the Board did not seek out any such offers. The Board believes that a sale of ASB is not in the best interests of ASB or its shareholders, customers, employees and community at this time.

      * Prior Public Offerings. We have not made any underwritten public offering of the Common Shares or any other securities since our initial public offering in 1995.

      * Merger, Consolidation or Other Extraordinary Transaction. We have not engaged in a merger or consolidation with another company or in any other extraordinary transaction, such as the sale or other transfer of all, or a substantial part, of our assets, during the past two calendar years or during the current calendar year.

      * Securities Purchases. There have not been any purchases of our Common Shares that would enable the holder to exercise control of ASB.


Disadvantages of the Stock Splits

      Substantial or Complete Reduction of the Market for Common Shares. After the completion of the Stock Splits and deregistration of the Common Shares, we anticipate that the public market for the Common Shares will be substantially reduced or altogether eliminated. The Board, however, considered that potential trades in the Common Shares could be facilitated by a market maker in the Pink Sheets(R) following deregistration. Please see the section entitled "Special Factors - Effects of the Stock Splits."

      Termination of Publicly Available Information About ASB. Upon termination of the registration of the Common Shares under the Exchange Act, our duty to file periodic reports with the SEC will be suspended. Information regarding our operations and financial results that is currently available to the general public and our investors will not be readily available after deregistration, and investors seeking information about us will have to contact us directly to receive such information. We may or may not provide investors with requested information that we are not required by law to provide. The Stock Splits will not affect the right of Continuing Holders to obtain certain information from ASB under Ohio law. Under Ohio law, a shareholder has the right to make a written request to inspect a company's books and records (including, without limitation, annual financial statements) and receive copies thereof for any purpose reasonably related to such person's interest as a shareholder.


      While the Board realizes and acknowledges that the termination of publicly available information may be disadvantageous to our shareholders, the Board believes that the overall benefits to ASB of no longer being a public reporting company substantially outweigh the disadvantages associated with a lack of publicly available information about ASB. We currently intend to continue to send our shareholders annual proxy statements, along with a letter summarizing our performance for the year. We plan to make our annual audited financial statements available to our shareholders in electronic form, but will provide printed copies upon shareholder request. The annual letter sent to shareholders will explain how our shareholders may obtain a printed copy of our financial statements. Although we currently intend to continue to provide these documents, there is no SEC requirement that we do so or that we maintain the present level of disclosure contained in such documents and these documents may not be as detailed or extensive as the information we currently file with the SEC. Please see the section entitled "Special Factors - Effects of the Stock Splits."

      Sarbanes-Oxley Act and Other Reporting and Disclosure Provisions Will No Longer Apply to ASB. After the completion of the Stock Splits and the deregistration of the Common Shares, ASB will no longer be subject to the provisions of the Sarbanes-Oxley Act or the liability provisions of the Exchange Act which apply to public companies. In addition, the Sarbanes-Oxley Act requires the chief executive officer and the chief financial officer of ASB to certify the accuracy of ASB's financial statements in its Exchange Act filings. After deregistration, ASB will no longer make filings under the Exchange Act and, as a result, its officers will not be required to certify the accuracy of ASB's financial statements.

      Possible Decline in Price of the Common Shares. After the completion of the Stock Splits, the liquidity of the Common Shares will be significantly reduced or eliminated. In addition, the lack of publicly available financial and other information about ASB and the diminished opportunity for ASB's shareholders to monitor the management of ASB due to the lack of such public information may cause the Continuing Holders to experience a decrease in the price at which they may sell their Common Shares. Please see "Special Factors - Disadvantages of the Stock Splits - Substantial or Complete Reduction of the Market for Common Shares" and "Special Factors - Disadvantages of the Stock Splits - Termination of Publicly Available Information About ASB" above.

      ASB Will No Longer Have the Potential Benefits Normally Associated with Public Reporting Company Status. Another potential disadvantage of the Stock Splits is that ASB will no longer potentially have the benefits normally associated with being a public reporting company, such as better access to the capital markets for issuances of securities. ASB would still have access to capital markets, but if it were to conduct an offering of Common Shares or other securities it would have to again become a reporting company, and the expenses that ASB is seeking to eliminate would then be reinstated. ASB believes that the cost savings of deregistration outweigh the drawbacks of losing more ready access to the capital markets. ASB has historically had excess capital and has not needed to obtain financing through public offerings. We have not issued Common Shares or any other securities in a public offering since our initial public offering in 1995, and we do not presently foresee any need to do so.

      Another typical advantage of being a public company is using company stock, as opposed to cash or other consideration, to effect acquisitions. However, ASB has found that the opportunities for companies our size to acquire other businesses using stock are limited. Further, the lack of liquidity of the Common Shares does not make it an attractive form of consideration to a potential target. We have not previously completed an acquisition using stock and, given the limited opportunities for such acquisitions, it is not likely that would be able to do so in the future.

      Cashed Out Shareholders Will Not Participate in Future Increases in Value of the Common Shares or Payments of Dividends. Following the Stock Splits, Cashed Out Holders will have no further financial interest in ASB and will not have the opportunity to participate in the potential appreciation in the value of, or the payment of dividends on, the Common Shares.


Conclusion

      The Board believes that all of the factors mentioned above, both favorable and unfavorable, when viewed together support a conclusion that the Stock Splits are substantively fair to ASB's shareholders, including the Cashed Out Holders and Continuing Holders.

                         OPINION OF KELLER & COMPANY


      The Board retained Keller & Company to provide the Fairness Opinion. On February 28, 2005, Keller & Company delivered the Fairness Opinion to the Board. The Fairness Opinion states that, based upon and subject to the factors and assumptions set forth therein, the Repurchase Price to be paid to in lieu of issuing fractional shares in the Stock Splits is fair from a financial point of view as of February 28, 2005. Keller & Company also presented to the Board a summary of the analyses described below.


      The Fairness Opinion was prepared for use by the Board and was directed only to the fairness from a financial point of view, as of the date thereof, of the Repurchase Price. Keller & Company was not involved in structuring the Stock Splits and its opinion does not compare the relative merits of the Stock Splits with those of any other transaction or business strategy which were or might have been available to or considered by ASB or the Board as alternatives to the Stock Splits and does not address the underlying business decision by the Board to proceed with or effect the Stock Splits. The Fairness Opinion is solely for the information of, and directed to, the Board in its evaluation of the Stock Splits and is not to be relied upon by any shareholder of ASB or any other person or entity. The Fairness Opinion does not constitute a recommendation to the Board as to how it should vote on the Stock Splits or to any shareholder as to how such shareholder should vote at the Special Meeting. In furnishing the Fairness Opinion, Keller & Company did not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act of nor did it admit that its opinion serves as a report or valuation within the meaning of the Securities Act.


      The full text of the Fairness Opinion is attached as Exhibit A to this Proxy Statement and is incorporated herein by reference. The Fairness Opinion is also available for inspection and copying at ASB's principal executive offices located at 503 Chillicothe Street, Portsmouth, Ohio 45662 during ASB's regular business hours by any interested shareholder of ASB or representative of such holder who has been so designated in writing. The summary of the Fairness Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the Fairness Opinion. Shareholders are urged to read the Fairness Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, other matters considered and limits of the review by Keller & Company in connection with the Fairness Opinion.

      The Board selected Keller & Company as its financial advisor because it is a recognized financial institutions consulting firm that has substantial experience in the financial institutions industry. As part of its business, Keller & Company is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuation for corporate and other purposes, particularly those of financial institutions and financial institution holding companies.

      In rendering the Fairness Opinion, Keller & Company reviewed the terms of the Stock Splits and also reviewed financial and other information that was publicly available and ASB's earnings for the quarter ended December 31, 2004, that at the time had not yet been publicly released. Keller & Company also reviewed certain publicly available operational, financial and stock market data relating to selected public companies and conducted other financial studies, analyses and investigations as Keller & Company deemed necessary or appropriate for purposes of rendering the Fairness Opinion, as more fully set forth therein.


      Keller & Company assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information that was publicly available, supplied or otherwise communicated to it by or on behalf of ASB. Keller & Company further relied upon the assurances of ASB's management that they are unaware of any facts that would make the information provided to it incomplete or misleading.


      Keller & Company was not requested to make, and did not make, an independent evaluation or appraisal of the assets of ASB or collateral securing those assets, properties, facilities or liabilities (contingent or otherwise) of ASB, and was not furnished with any such appraisals or evaluations. Keller & Company's opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to Keller & Company on the date of the Fairness Opinion. Subsequent developments may affect the conclusions reached in the Fairness Opinion and Keller & Company has no obligation to update, revise or reaffirm the Fairness Opinion.


      In preparing the Fairness Opinion, Keller & Company conducted the following two principal analyses: (i) a comparison of ASB with certain publicly traded companies deemed comparable to ASB, and (ii) a review of the historical market performance of the Common Shares on the Nasdaq.


      Keller & Company discussed ASB's current financial position and recent earnings performance with ASB's management and discussed and reviewed local economic conditions and growth trends. Keller & Company gave consideration to historical pricing quotations for ASB and trading activity in the Common Shares and identified a comparable group of publicly traded thrift institutions based on asset size, geographic location and financial characteristics that were similar to ASB. Keller & Company assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly-available regarding the comparable institutions and did not verify the accuracy of completeness of this information.

      ASB's Board did not give Keller & Company any specific instructions or impose any specific parameters on Keller & Company's determination of the Repurchase Price and the fairness thereof. The Board asked Keller & Company to advise them on a price to be paid to shareholders in lieu of issuing fractional Common Shares in the Stock Splits that was fair to both those shareholders who will have fractional shares repurchased and also the remaining shareholders of ASB. No limitations were imposed by the Board of ASB upon Keller & Company with respect to the investigations made or procedures followed by it in rendering its opinion.


      No company used in any analysis as a comparison is identical to ASB, and they all differ in various ways. As a result, Keller & Company applied its experience and professional judgment in making such analyses. Accordingly, an analysis of the results is not mathematical; rather it involves complex considerations and judgments concerning differences in financial characteristics, performance characteristics and trading value of the comparable companies to which ASB is being compared. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. In arriving at the Fairness Opinion, Keller & Company considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Keller & Company believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Keller & Company may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, therefore the range of valuations resulting from any particular analysis described above should not be taken to be Keller & Company's view of the actual value of ASB.

      The following is a summary of the material financial analyses performed by Keller & Company in connection with the preparation of the Fairness Opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses Keller & Company employed in reaching its conclusions. The order of analyses described does not represent relative importance or weight given to those analyses by Keller & Company. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Keller & Company's financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 18, 2005 and is not necessarily indicative of current market conditions.

Public Comparables Analysis

      In rendering its opinion, Keller & Company analyzed the pricing ratios of certain comparable thrift institutions and thrift holding companies. The analysis included a comparison of such key financial ratios as return on average assets, return on average equity and equity to assets and such key pricing ratios as price relative to book value, latest twelve months earnings and assets. Keller & Company reviewed and compared selected financial and stock market information, ratios and multiples of ASB to corresponding financial and stock market information, ratios and multiples for a group of nine selected publicly-traded Midwest thrift institutions or thrift holding companies set forth below:


  AMB Financial Corp. - Indiana          City Savings Financial Corp. - Indiana

  CKF Bancorp, Inc. - Kentucky           FFW Corporation - Indiana

  Indian Village Bancorp, Inc. - Ohio    Peoples Ohio Financial Corp. - Ohio

  Peoples-Sidney Financial Corp. - Ohio  Perpetual Federal Savings Bank - Ohio

  River Valley Bancorp - Indiana

      The key pricing ratios for the comparable group, all Ohio publicly-traded thrifts and all publicly-traded Midwest thrifts, are shown in the following table:


                                             Pricing Ratios(1)
         Trading Group              Price to Book     Price to Earnings     Price to Assets
         -------------              -------------     -----------------     ---------------


Comparable group                       124.37%              16.0X               12.78%

Publicly-traded Ohio thrifts           140.87%              21.9X               15.35%

Publicly-traded Midwest thrifts        132.15%              20.4X               13.85%


--------------------
<F1>  The pricing ratios include any pending merger/acquisition transactions for the listed institution.

      The Repurchase Price of $23.00 per share represents a premium of 15.0% above ASB's current trading price and represents a price to book ratio of 209.85%, a price to earnings multiple of 19.33 and a price to asset ratio of 22.08%, with all of these ratios well in excess of the pricing ratios of the comparable group and the price to book ratio and price to asset ratio in excess of all publicly-traded Ohio thrifts and all publicly-traded Midwest thrifts, while ASB's price to earnings multiple is moderately below that of publicly-traded Ohio thrifts and publicly-traded Midwest thrifts.

      Keller & Company considered the comparable group comparison and analysis as the most appropriate basis for evaluating the fairness from a financial point of view of the Repurchase Price. Keller reviewed each of the pricing ratios for the comparable group relative to ASB's corresponding ratios based on the recent price prior to the Stock Splits and then subsequent to the Stock Splits, based on the Repurchase Price.

      Based on the previous pricing ratio comparison analyses and given that the Repurchase Price to be paid to Cashed Out Holders pursuant to the Stock Splits indicates a 15.0% premium above the current trading price of ASB, Keller & Company concluded that the Repurchase Price was fair from a financial point of view.

Review of ASB Market Performance

      Keller & Company reviewed the trading prices of ASB's Common Shares for the period of January 1, 2004, through February 18, 2005, as quoted by Nasdaq. The following table sets forth the high and low closing prices for ASB Common Shares for each quarter of the calendar year ended December 31, 2004.


            Quarter Ended             High Close       Low Close
            -------------             ----------       ---------

              March 31, 2004            $27.75          $23.11
              June 30, 2004             $29.24          $22.00
              September 30, 2004        $25.30          $21.30
              December 31, 2004         $23.05          $21.05






            Period Of                 High Close       Low Close
            ---------                 ----------       ---------

              January 1, 2005 to
              February 18, 2005         $22.49          $20.00


            Latest Price             Closing Price
            ------------             -------------

              February 18, 2005         $20.00





      The pricing for ASB's Common Shares has indicated a decreasing trend over the four quarters of 2004 and this trend has continued through February 18, 2005, with ASB indicating a new low of $20.00 per share at February 18, 2005. The pricing trend for ASB combined with recent pricing level of ASB at February 18, 2005, further indicates the fairness of the Repurchase Price of $23.00, which reflects a premium of 15% over the closing price of the Common Shares on February 18, 2005.

Conclusion


      Based upon the foregoing analyses and the assumptions and limitations set forth in full in the text of the Fairness Opinion, Keller & Company is of the opinion that, as of the date of the Fairness Opinion, the Repurchase Price of $23.00 per Common Share recommended by Keller & Company to be paid by ASB in lieu of issuing fractional shares in connection with the Stock Splits is fair to the Cashed Out Holders and Continuing Holders from a financial point of view.


Engagement of Keller & Company

      ASB has agreed to pay Keller & Company a fee of $3,000 and to reimburse Keller & Company for its reasonable out-of-pocket expenses related to its engagement, whether or not the Stock Splits are consummated. No compensation received or to be received by Keller & Company is based on or is contingent on the results of Keller & Company's engagement. There are no other current arrangements to compensate Keller & Company, its affiliates or unaffiliated representatives for any services rendered to ASB, its executive officers, directors or affiliates. Keller & Company has previously provided financial institution consulting services to ASB and American. None of Keller & Company's employees who worked on the engagement has any known financial interest in the assets or equity of ASB or the outcome of the engagement.

                       MEETING AND VOTING INFORMATION


      Each properly executed Proxy received prior to the Special Meeting and not revoked will be voted as directed by the shareholder or, in the absence of specific instructions to the contrary, will be voted "FOR" the approval of the Stock Splits.


Time and Place


      The Special Meeting will be held on June ___, 2005, at ___:___ __.m., local time, at the Shawnee State Park Resort and Conference Center, 4404B State Route 125, West Portsmouth, Ohio 45663.


Revoking Your Proxy

      Without affecting any vote previously taken, you may revoke your Proxy by either (i) submitting a later dated proxy or a written revocation which is received by ASB before the Proxy is exercised or (ii) by attending the Special Meeting and voting in person or giving notice of revocation in open meeting before the Proxy is exercised. Attending the Special Meeting will not, by itself, revoke a Proxy.

Record Date


      Only ASB shareholders of record at the close of business on May ____, 2005 (the "Record Date"), are entitled to vote at the Special Meeting. Each shareholder will be entitled to cast one vote for each share then owned. According to ASB's records, as of the Record Date, there were 1,705,047 votes entitled to be cast at the Special Meeting.

Quorum and Required Vote

      The presence at the Special Meeting in person or by proxy of the holders of at least a majority of the issued and outstanding Common Shares as of the Record Date is necessary to establish a quorum to conduct business at the Special Meeting.


      Each ASB shareholder is entitled to cast one vote for each share owned on the Record Date. Under Ohio law and ASB's Articles and Regulations, the affirmative vote of at least a majority of the issued and outstanding Common Shares as of the Record Date is necessary to approve the Stock Splits. The executive officers and directors of ASB, who together own approximately 25.28% of the Common Shares outstanding and entitled to vote at the Special Meeting, have indicated that they will vote in favor of the Stock Splits.


      Shareholders holding Common Shares in "street name" should review the information provided to them by their nominee (such as a broker or bank). This information will describe the procedures to follow to instruct the nominee how to vote the street name shares and how to revoke previously given instructions. The proposal to approve the Stock Splits is a "non-discretionary" item, meaning that nominees cannot vote Common Shares in their discretion on behalf of a client if the client has not given them voting instructions. Shares held in street name that are not voted by brokerage firms or other nominees are referred to as "broker non-votes."

      Broker non votes and abstentions are counted toward the establishment of a quorum for the Special Meeting. However, because the affirmative vote of a majority of the outstanding Common Shares is necessary to approve the Stock Splits, broker non-votes and abstentions will have the same effect as a vote "AGAINST" the proposal to approve the Stock Splits. The Board urges you to complete, date and sign the enclosed Proxy and to return it promptly in the enclosed postage prepaid envelope so that a quorum can be assured for the Special Meeting and your Common Shares can be voted as you wish.

Solicitation and Costs

      The enclosed Proxy is solicited on behalf of the Board. Proxies may be solicited by the directors, officers and other employees of ASB and American, in person or by telephone, telegraph or mail only for use at the Special Meeting. ASB will bear the costs of preparing, assembling, printing and mailing this Proxy Statement and the enclosed Proxy and all other costs of the Board's solicitation of Proxies for the Special Meeting. Brokerage houses and other nominees, fiduciaries, and custodians nominally holding Common Shares as of the Record Date will be requested to forward proxy soliciting material to the beneficial owners of such Common Shares, and will be reimbursed by us for their reasonable expenses.

      The repurchase of fractional Common Shares in connection with the Stock Splits is estimated to cost approximately $1,986,000. We intend to finance the Stock Splits and repurchase of fractional shares by using cash on hand. The following is an estimate of the total costs expected to be incurred by ASB in connection with the Stock Splits and the solicitation of Proxies for the Special Meeting. Final costs may be higher or lower than the estimates shown below.


            Item                                       Approximate Cost
            ----                                       ----------------


            Repurchase of fractional Common Shares           $1,986,000
            Legal fees                                       $   30,000
            Keller & Company fees                            $    3,000
            Accounting fees                                  $    5,000
            Filing fees                                      $    2,500
            Printing, mailing and other costs                $   69,500
                                                             ----------

            Total                                            $2,096,000
                                                             ==========


                            STOCK SPLITS PROPOSAL

Summary and Structure


      The Board has authorized and recommends that you approve the Stock Splits. The Stock Splits consist of two steps. First, ASB will conduct a 1-for-300 reverse stock split of the Common Shares. In the reverse split,
(i) each lot of 300 Common Shares held by a shareholder of ASB prior to the reverse split will be converted into one whole Common Share after the reverse split; and (ii) any Common Shares held by a shareholder other than in a 300 share lot will not be converted into a whole share and will be cancelled and exchanged for $23.00 in cash per share. After the reverse split is completed, it will be followed immediately by a 300-for-1 forward stock split of the Common Shares, which will convert each whole Common Share issued in connection with the reverse split into 300 Common Shares. The Stock Splits are intended to take effect on the Effective Date (the date the Ohio Secretary of State accepts for filing certificates of amendment to the Articles). The proposed amendments to the Articles are attached to this Proxy Statement as Exhibits B and C and are incorporated herein by reference. Generally, the effects of the Stock Splits can be illustrated by the following examples:


Hypothetical Scenario                              Result
---------------------                              ------

Shareholder A holds 200         Shareholder A's 200 Common Shares will be
Common Shares in a single       converted into the right to receive $4,600
record account and holds no     in cash (200 x $23.00).  If Shareholder A
other Common Shares.            wanted to continue to be a shareholder
                                after the Stock Splits, he could purchase an additional 100 Common Shares far enough in advance of the Stock Splits so that the purchase is complete by the Effective Date.


Shareholder B holds 200         ASB intends for the Stock Splits to treat
shares in a brokerage           shareholders holding Common Shares through
account and holds no other      a nominee the same as those holding shares
Common Shares.                  in a record account.  Nominees will be
                                asked to effect the Stock Splits for their beneficial owners. If this occurs,
                                Shareholder B will entitled to receive
                                $4,600 in cash (200 x $23.00).  However,
                                nominees may choose not to effect the Stock
                                Splits and they may also have different
                                procedures that must be followed.
                                Shareholders holding shares in street name should contact their nominee to determine how the Stock Splits will affect them.

Shareholder C holds 450         After the reverse stock split, Shareholder
Common Shares in a single       C would have 1.5 Common Shares (450/300 =
record account and holds no     1.5). He will receive one whole Common
other shares.                   Share and instead of receiving a fractional
                                share he will be entitled to receive $3,450
                                (150 x $23.00). In the forward stock split his whole Common Share will be converted into 300 Common Shares (1 x 300). After completion of the Stock Splits, Shareholder
                                C will hold 300 Common Shares and will be entitled to receive $3,450.

Shareholder D holds 500         After the reverse stock split, Shareholder
shares in each of two           D will hold three whole Common Shares
separate record accounts for    (1,000/300 = 3.33) and will be entitled to
a total of 1,000 Common         receive $2,300 in cash in lieu of being
Shares.  Shareholder D holds    issued a fractional share (100 x $23.00).
no other Common Shares.         In the forward split his shares will be
                                converted into 900 Common Shares (3 x 300).
                                After the completion of the Stock Splits, Shareholder D will hold 900 Common Shares and will be entitled to receive $2,300.


Shareholder E holds 800         ASB intends for shareholders holding shares
Common Shares in a              through nominees to be treated the same as
brokerage account.  He holds    record holders, although nominees may
no other Common Shares.         choose not to effect the Stock Splits.  If
                                Shareholder E's nominee effects the Stock
                                Splits,  Shareholder E would hold two whole
                                Common Shares after the reverse split
                                (800/300 = 2.66) and would be entitled to receive $4,600 in cash (200 x $23.00).
                                Shareholder E's two whole Common Shares
                                would be converted into 600 Common Shares in the forward split. After the completion of the Stock Splits, Shareholder E would hold 600 Common Shares and would be entitled to receive $4,600.


Husband and Wife each hold      Shares held in joint accounts will not be
200 Common Shares in            added to shares held individually in
separate record accounts and    determining whether a shareholder will
hold 200 shares jointly in      receive whole shares after the reverse
another record account.         split.  In this situation, Husband and
They own no other Common        Wife will each be entitled to receive
Shares.                         $4,600 each for the shares held in their
                                individual record accounts (200 x $23.00).
                                Further, they will be entitled to receive
                                $4,600 for the Common Shares held in their joint account. Husband and Wife will hold no Common Shares after the Stock Splits.
                                If Husband and Wife wished to continue to be shareholders after the Stock Splits, they could transfer a sufficient number of shares from one account into another so that at least 300 Common Shares (or a multiple thereof) are held in one account.


      The Board has set the Repurchase Price at $23.00 per pre-split Common Share. The Board made this determination in good faith, based upon the Fairness Opinion and other factors the Board deemed relevant. Please see the sections entitled "Special Factors - Purpose of and Reasons For the Stock Splits," "Special Factors - Fairness of the Stock Splits," "Opinion of Keller & Company" and "Stock Splits Proposal - Background of the Stock Splits." ASB currently estimates that shareholders will receive payment for their Common Shares that are exchanged for cash in lieu of issuing fractional shares within approximately four weeks after the Effective Date.

      At least a majority of the Common Shares outstanding and entitled to vote at the Special Meeting must approve the Stock Splits before they can be completed. The executive officers and directors of ASB and American, who together own approximately 25.28% of the Common Shares outstanding and entitled to vote at the Special Meeting, have indicated that they will vote in favor of the Stock Splits proposal.

      The Stock Splits are considered a "going-private" transaction as defined in Rule 13e-3 promulgated under the Exchange Act because they are intended to terminate the registration of the Common Shares and suspend ASB's filing and reporting obligations under the Exchange Act. In connection with the Stock Splits, we have filed, as required by the Exchange Act, a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") with the SEC. Please see the section entitled "Available Information."


      The Board may, in its discretion, withdraw the Stock Splits from the agenda of the Special meeting prior to a vote being taken if it determines that the Stock Splits, for any reason, are not then in the best interests of ASB. Reasons the Board may withdraw the Stock Splits proposal include: any change in the nature of the shareholdings of ASB prior to the Effective Date which would result in ASB being unable to reduce the number of record holders of the Common Shares to below 300 as a result of the Stock Splits or that would enable ASB to deregister without effecting the Stock Splits; any change in the number of shares that will be exchanged for cash in connection with the Stock Splits that would substantially increase the cost of the Stock Splits from what is currently anticipated; and any adverse change in the financial condition of ASB. Please see the section entitled "Stock Splits Proposal - Termination of Stock Splits"


Background of the Stock Splits


      ASB became an SEC reporting company in 1995 in connection with the mutual to stock conversion of American. The conversion was governed by OTS regulations. One of the most significant features of the OTS conversion regulations was the process to determine how much stock would be offered in the conversion. ASB, like many companies which converted in the mid-1990's, was required to raise more capital than would have been desirable had the board been able to choose the amount of capital to raise. Other aspects of the OTS regulations which affected ASB's early existence as a public company included the requirement that converted companies remain Exchange Act reporting companies for at least three years after conversion and the OTS limitations on stock repurchases during the first three years following conversion. As a result of these regulations, ASB had excess capital, it could not fully utilize stock repurchases as a mechanism for managing its excess capital, and it had to remain a public company until at least 1998.

      The 1999 fiscal year was the first year in which deregistering was an option for ASB. Up to that time, the costs of being a public company had been relatively stable from year to year and ASB was hopeful that it would have the opportunity to grow through acquisitions and that it would be beneficial to have a publicly traded stock as acquisition currency. Over the next few years, however, several patterns began to emerge. Despite pursuing various opportunities, ASB has never been the successful bidder in an acquisition in which it could use stock as currency. That reality left ASB with stock repurchases and capital distributions as the principal means of deploying its excess capital. ASB paid special dividends per share of $5.00 in 1996, $2.00 in 1998, $1.00 in 1999 and $1.00 in 2003. ASB has
continually pursued stock repurchases, but the declining trading volume has reduced the efficacy of repurchases as a capital management tool. ASB's excess capital also meant that the easier access to the capital markets available to public companies was not a meaningful advantage to ASB. It was becoming more apparent to the Board that ASB was not realizing the benefits of being a public company, while it continued to incur the expense. Management and the Board began to informally discuss the benefits and disadvantages of remaining a publicly traded company.

      The passage of the Sarbanes-Oxley Act in 2002 ushered in a wave of corporate reforms that have increased ASB's expense as a public company without enhancing, from an operations perspective, the benefits of being a public company. As the regulations implementing the Sarbanes-Oxley Act were put into place in 2003 and 2004 and the associated compliance costs began to come into focus, ASB's legal and professional fees increased 50% in the 2003 and 2004 fiscal years, with the expense of complying with the internal control audit requirements of
Section 404 yet to be a factor. The issue of remaining a public company began to take on greater significance for ASB.

      Under the original SEC regulations implementing Section 404 of the Sarbanes-Oxley Act, ASB would have been required to comply in 2005. In anticipation of that effective date, the Board and management began the education process that addressing Section 404 would require. In December 2003, Michael Gampp, ASB's Chief Financial Officer, and Gerald Jenkins, the Chair of ASB's Audit Committee and former CEO of ASB, attended a seminar on
Section 404. They reported back to the Board at its next meeting their initial assessment of what ASB would need to do from a regulatory, operations, personnel and expense stand-point to implement Section 404.

      During the following months, the board and management continued to explore the implications of Section 404 and began to develop policies and procedures for compliance. In September 2004, Robert Smith, the President of ASB, Mr. Gampp and Jack Stephenson, a Vice President of ASB, attended another seminar to help ASB prepare to comply with Section 404. Information presented included estimates of the costs of implementing
Section 404 compliant internal control structures.   That program also
included presentations regarding going private as an alternative to implementing a Section 404 compliance program. After this conference, management further discussed the merits of remaining a public company.

      On October 27, 2004, at a meeting with all directors in attendance, the Board met with ASB's auditors to discuss various audit and accounting issues, including Section 404 compliance. ASB's auditors estimated that adding Section 404 attestation procedures to the annual audit process would likely cause ASB's annual audit costs to increase approximately $30,000 per year. Our auditor also estimated that we would incur additional expense in excess of $100,000 to engage another public accounting firm to assist ASB in designing Section 404 procedures and controls which would need to be implemented beginning in the 2005 fiscal year.

      In light of these expense estimates, the Board and management revisited the question of whether ASB was realizing the benefits generally associated with being a public company and decided to fully investigate taking ASB private. Since the stock conversion in 1995, the Board had achieved meaningful success in growing ASB and increasing shareholder value, despite some of the limitations it encountered. Because the Board believes that future growth and further enhancement of shareholder value remain viable prospects for ASB, it appeared that it remained in the best interests of a majority of ASB's shareholders for ASB to remain independent, but not as a public company. The Board instructed management to provide the Board with a detailed analysis of the potential compliance costs and out of pocket expenses associated with remaining a SEC reporting company.

      At a meeting on November 22, 2004, which was attended by all directors, the Board discussed the anticipated costs associated with ASB's ongoing compliance with the Exchange Act rules and regulations, particularly the increased compliance requirements of Sarbanes-Oxley. Management estimated the costs for 2005 would be $145,000 and thereafter would be at least $50,000 per year, in addition to ASB's historical expenses associated with being a public company. The Board also discussed the advantages and disadvantages of being a private company. Management recommended that ASB go private based on management's assessment of the costs to remain a public company versus the likely benefits of remaining a public company. The Board again discussed various methods for going private, including the effects on shareholders who would be eliminated in the transaction. The Board also reviewed the current composition of ASB's shareholders and number of shares issued and outstanding, and began to analyze the possible costs associated with a going private transaction. The Board instructed Mr. Smith to contact counsel for ASB to advise the board on the legal aspects of the going-private process and instructed management to continue to refine its financial analysis of the cost of remaining public compared to going private.

      Management contacted a public accounting firm with Section 404 expertise to request a proposal regarding the costs of implementing an internal control structure to comply with Section 404. In December 2004, Mr. Gampp and Mr. Smith met with representatives from the firm to discuss the Section 404 compliance process and the cost. The estimate for outside professional fees to document and implement a compliant internal control structure was $100,000, contingent upon performance of a substantial amount of the work by Mr. Gampp.

      On December 20, 2004, the Board held a special meeting to discuss going private. All of the directors, Mr. Gampp and ASB's legal counsel were present. ASB's counsel presented the various methods available to ASB to reduce the number of shareholders to a number that would enable ASB to deregister its shares. The methods discussed included a reverse stock split, a cash out merger and forms of tender offers. The Board once again carefully considered the consequences of going private to ASB, its continuing shareholders and the shareholders who would be cashed out, as well as the advantages and disadvantages of the various methods of going private. Management presented its preliminary analysis of ASB's shareholder list and the size of a split necessary to sufficiently reduce the number of ASB's shareholders to allow ASB to deregister.

      At a regular Board meeting on December 27, 2004, with all Board directors in attendance, the Board continued its discussion of going private. After further consideration and deliberation, the Board unanimously decided to proceed with a going private transaction through a reverse stock split, which appeared to be the most effective method available to ASB to reduce the number of shareholders below 300. The Board asked Mr. Gampp and Mr. Smith to analyze ASB's shareholder list to determine the effects of various split ratios and to make a recommendation to the Board of a split ratio that would balance the Board's goals of reducing the number of shareholders to a level comfortably below the 300 shareholder threshold at which reporting obligations would be reinstated, while minimizing the number of shareholders who would be cashed out.

      The Board also discussed with management the price to be paid to the shareholders in lieu of issuing fractional shares in connection with the reverse stock split. Mr. Gampp reported that the Common Shares were then trading at $21.59 per share. The Board determined that a premium over the current trading prices would be appropriate and discussed various scenarios. Management presented its analysis of a per share price of $23, which represented a premium of approximately 6.5% over the current trading price. The Board also discussed the desirability of a forward split immediately following the reverse split to avoid an unusually high per share value for the Common Shares after the completion of the reverse split. The Board determined that a subsequent forward split was desirable. Also at this meeting the Board authorized management to contact Keller & Company regarding analysis of the price to be paid to the shareholders who would receive cash in lieu of fractional share and a fairness opinion regarding the financial terms of the proposed transaction.

      After the December 27, 2004, Board meeting, Mr. Gampp and Mr. Smith further reviewed ASB's shareholder list. After performing a detailed analysis, Mr. Gampp and Mr. Smith determined that a reverse split of 1 for 300 would reduce the number of ASB's record holders to approximately 240. This level would provide ASB with greater flexibility in the event of an increase in the number of record holders due to share transfers and would the permit ASB to better manage the number of its record holders without once again moving above 300 record holders.

      On January 24, 2005, the Board met once again to address the question as to whether the Stock Splits are a fair transaction to ASB's shareholders, both affiliated and unaffiliated. Michael Keller of

Keller & Company and Mr. Gampp also participated in the meeting. The Board considered whether certain procedures should be implemented to help assure fairness to unaffiliated shareholders, such as granting unaffiliated shareholders access to ASB's corporate files or permitting unaffiliated shareholders to obtain counsel or appraisal services at ASB's expense. Because the number of Common Shares held was the only factor determining what a shareholder would receive in the Stock Splits, all shareholders of ASB, both affiliated and unaffiliated, will be treated the same in the Stock Splits. The Board determined that these procedures would provide little or no added benefit to ASB's unaffiliated shareholders and did not justify their substantial additional expense. After weighing the advantages and disadvantages of the Stock Splits, the Board finally determined that the fairness of the Stock Splits to all of ASB's shareholders depended primarily on the per share price to be paid in lieu of issuing fractional shares.

      The Board also discussed the fairness of the Stock Splits to both those shareholders who would receive whole Common Shares in the reverse split and participate in the subsequent forward split and those shareholders who would receive only cash and no longer be shareholders of ASB. The Board again determined that fairness to both continuing and cashed out shareholders depended in large part on the price to be paid in lieu of issuing fractional shares.

      Mr. Keller of Keller & Company discussed with the Board its valuation analysis with respect to the Common Shares. It presented the Board with information regarding (i) trading history, including volume and prices, of the Common Shares, and (ii) a review of the market performance and trading history of companies comparable to ASB. Mr. Keller stated that the current trading price of the Common Shares as a multiple of earnings and as a percent of book value per share was at or above the level of ASB's peers as well as above the average premiums paid in recent acquisitions. Mr. Keller performed an analysis of the financial impact of the transaction to ASB at prices ranging from $21 to $25 per cashed-out share. The Board discussed the pros and cons of paying a premium above the current trading price. After presenting the relevant financial information, Keller & Company advised the Board that, in its opinion, a per share purchase price of $23.00 per Common Share in lieu of issuing fractional shares would be fair to ASB's shareholders. The information presented to the Board by Keller & Company regarding its financial analysis is described more fully under the heading "Opinion of Keller & Company."

      Finally, the Board reviewed analyses prepared by management regarding the anticipated financial impact of the Stock Splits and held further discussions and asked questions to Keller & Company and management. Specifically, the Board considered the total number of Common Shares which would be exchanged for cash in the Stock Splits and considered its resulting impact on the financial condition of ASB. The Board then discussed the fairness of the price to be paid in lieu of issuing fractional shares in light of, among other factors, the historical trading price of the Common Shares, ASB's going concern value, liquidation value and net book value and the impact of the Stock Splits on the voting power of ASB's shareholders. The Board concluded that ASB's shareholders should receive $23.00 for each Common Share held immediately prior to the Stock Splits that is not converted into a whole Common Share in the reverse split. In determining the premium to be paid for the fractional shares, the Board particularly focused on the fact that the Stock Splits is not a voluntary transaction for ASB's shareholders. The Board concluded that $23.00 is a fair price to all of ASB's shareholders, both affiliated and unaffiliated and those that will continue as ASB shareholders and those who will be completely cashed out. The matters considered at the January 24, 2005, Board meeting are more fully discussed in this Proxy Statement at "Special Factors - Fairness of the Stock Splits" and "Opinion of Keller & Company."

      At a regular board meeting held on February 28, 2005, the Board discussed the repurchase of fractional shares and discussed whether fractional shares should be repurchased from all shareholders or only from holders of less than one whole share after the reverse stock split. The Board reviewed the financial impact of purchasing all fractional shares and considered the fact that shareholders who did not want to receive cash in lieu of fractional shares could purchase additional shares to prevent an involuntary cash-out. Based on these factors, the Board decided to repurchase all fractional shares resulting from the reverse stock split. The Board then discussed the advisability of a forward split immediately following the reverse split in order to return the trading price of the Common Shares to approximately the trading price prior to the reverse stock split. Mr. Gampp provided the board with hypothetical trading prices based upon various forward split ratios. The board reviewed the various alternatives and decided that a forward split of 300 for 1 to return the trading price of Common Shares to approximately the trading price of the Common Share prior to the reverse stock split would be in the best interests of the continuing shareholders. After further discussion by the Board, the Board unanimously voted to approve the Stock Splits and, as recommended by Keller & Company, the $23.00 price per share to be paid in lieu of issuing fractional shares and to recommend the approval of the Stock Splits by ASB's shareholders.


Recommendation of the Board

      The Board has unanimously determined that the Stock Splits are in the best interest of ASB and are fair to ASB's shareholders. The Board unanimously recommends that the shareholders vote "FOR" the approval of the Stock Splits.

Potential Disadvantages of the Stock Splits to Shareholders

      As is more thoroughly described in the section entitled "Special Factors - Disadvantages of the Stock Splits" above, potential disadvantages to ASB and Continuing Holders include decreased availability of information about ASB and decreased liquidity of the Common Shares. If the Stock Splits are completed, we intend to terminate the registration of the Common Shares under the Exchange Act. As a result, we will no longer be subject to the filing and reporting requirements of the Exchange Act. In addition, the liquidity of the Common Shares will be adversely affected by the lack of publicly available information about ASB following deregistration of the Common Shares. Decreased liquidity may have an adverse effect on the market value of the Common Shares.

Share Certificates

      We have appointed the Transfer Agent to act as exchange agent to carry out the exchange of existing share certificates for cash payments in lieu of issuing fractional shares and, if applicable, new share certificates. On the Effective Date, all share certificates evidencing ownership of Common Shares held by shareholders who will have fractional shares repurchased will be deemed cancelled without further action by the shareholders or ASB. Thereafter, such certificates will represent only the right to receive cash in the amount of $23.00 per pre-split Common Share for repurchased fractional shares and, if applicable, the right to receive a new certificate for Common Shares issued in the forward stock split. The Common Shares acquired by ASB in connection with of the Stock Splits will be retired.

      The Transfer Agent will furnish ASB's shareholders with the necessary materials and instructions to surrender their Common Share certificate(s) promptly following the Effective Date. The letter of transmittal will explain how the certificates are to be surrendered. Shareholders must complete and sign the letter of transmittal and return it with their certificate(s) to the Transfer Agent as instructed before they can receive any cash payments and/or new share certificates to which they are entitled. Do not send your certificates to us, and do not send them to the Transfer Agent until you have received a transmittal letter and followed the instructions therein.

      No service charges will be payable by ASB's shareholders in connection with the exchange of certificates or the payment of cash in lieu of issuing fractional shares. ASB will pay all expenses of the Stock Splits.

Material Federal Income Tax Consequences

      We have summarized below the material federal income tax consequences to ASB and to holders of Common Shares resulting from the Stock Splits. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department Regulations (the "Treasury Regulations") issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, applicable statutes, Treasury Regulations and proposed Treasury Regulations or changes in judicial or administrative rulings. Some of those changes may have retroactive effect. No assurance can be given that any such changes will not adversely affect this summary. This summary is not binding on the Internal Revenue Service.

      This summary does not address all aspects of the possible federal income tax consequences of the Stock Splits and is not intended as tax advice to any person or entity. In particular, this summary does not consider the individual investment circumstances of holders of Common Shares, nor does it consider the particular rules applicable to special categories of holders (such as tax exempt entities, life insurance companies, regulated investment companies and foreign taxpayers) or holders who hold, have held, or will hold, Common Shares as part of a straddle, hedging or conversion transaction. In addition, this summary does not address any consequences of the Stock Splits under any state, local or foreign tax laws.

      This summary assumes that you are one of the following: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate, the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust, if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust. This summary also assumes that you have held and will continue to hold your Common Shares as capital assets for federal income tax purposes.


      You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences applicable to your specific circumstances.

      Federal Income Tax Consequences to ASB. We believe that the Stock Splits will be treated as a tax-free "recapitalization" for federal income tax purposes. This treatment will result in no material federal income tax consequences to ASB. However, you may not qualify for tax free "recapitalization" treatment for federal income tax purposes, depending on whether you are receiving cash, stock or both cash and stock pursuant to the Stock Splits.


      Federal Income Tax Consequences to Continuing Holders Not Receiving Cash. If you (i) continue to hold Common Shares directly immediately after the Stock Splits and (ii) you receive no cash as a result of the Stock Splits, you will not recognize any gain or loss in the Stock Splits, and you will have the same adjusted tax basis and holding period in your Common Shares as you had in such Common Shares immediately prior to the Stock Splits.

      Federal Income Tax Consequences to Holders Receiving Cash. If you receive cash in exchange for Common Shares as a result of the Stock Splits, your tax consequence will depend on whether, in addition to receiving cash, you retain a portion of your Common Shares or a person or entity related to you (as determined by the Code) continues to hold Common Shares immediately after the Stock Splits.

      If you receive cash, do not continue to hold directly any Common Shares and are not related to any person or entity who or which continues to hold Common Shares, you will recognize capital gain or loss. The amount of this capital gain or loss will equal the difference between the cash you receive for your Common Shares and your aggregate adjusted tax basis in such Common Shares.

      If you receive cash and either (a) retain a portion of your Common Shares or (b) do not continue to hold directly any Common Shares but are related to a person or entity who or which continues to hold Common Shares (in which case you may be treated as owning constructively the Common Shares owned by such related person or entity), your receipt of cash may be treated (i) first, as ordinary taxable dividend income to the extent of your ratable share of ASB's undistributed earnings and profits, (ii) second, as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your Common Shares, and (iii) then, the remainder as capital gain.

      If you fall into the category described in the immediately preceding paragraph, your tax treatment will depend upon whether your receipt of cash either (i) is "not essentially equivalent to a dividend" or (ii) constitutes a "substantially disproportionate redemption of stock," as described below. If your receipt of cash meets either of these two tests, your receipt of cash will result solely in capital gain or loss. If your receipt of cash cannot meet either of these two tests, your tax consequences will be those described in the immediately preceding paragraph.

      "Not Essentially Equivalent to a Dividend." You will satisfy the "not essentially equivalent to a dividend" test if the reduction in your proportionate interest in ASB resulting from the Stock Splits (taking into account for this purpose the Common Shares owned by persons or entities related to you) is considered a "meaningful reduction" given your particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will satisfy this test.

      "Substantially Disproportionate Redemption of Stock." Your receipt of cash in the Stock Splits will be a "substantially disproportionate redemption of stock" for you if the percentage of Common Shares owned by you (and by persons or entities related to you) immediately after the Stock Splits is (i) less than 50% of all Common Shares and (b) less than 80% of the percentage of Common Shares owned by you (and by persons or entities related to you) immediately before the Stock Splits.

      If you or a person or entity related to you will continue to hold Common Shares after the Stock Splits, you should consult with your own tax advisor to determine your particular tax consequences.

      Capital Gain and Loss. For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

      Special Rate for Certain Dividends. In general, dividends are taxed at ordinary income rates. However, you may qualify for a 15% rate of tax on any cash received in the Stock Splits that is treated as a dividend as described above, if (i) you are an individual or other non-corporate stockholder; (ii) you have held the Common Shares of ASB with respect to which the dividend was received for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date, as determined under the Code; and (iii) you were not obligated during such period (pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. You should consult with your tax advisor regarding your eligibility for such lower tax rates on dividend income.

      Backup Withholding. Holders of Common Shares will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) to the Transfer Agent in connection with the Stock Splits to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each holder of Common Shares to deliver such information when the Common Share certificates are surrendered following the Effective Date of the Stock Splits. Failure to provide such information may result in backup withholding.

      As explained above, the amounts paid to you as a result of the Stock Splits may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances.

Unavailability of Appraisal or Dissenters' Rights

      No appraisal or dissenters' rights are available under Ohio law or under ASB's Articles or Regulations to holders of Common Shares who vote against the Stock Splits. Other rights or actions may exist under Ohio law or federal and state securities laws for shareholders who can demonstrate that they have been damaged by the Stock Splits.


Termination of Stock Splits

      Although we are requesting your approval of the Stock Splits, the Board may, in its discretion, withdraw the Stock Splits from the agenda of the Special Meeting prior to any vote thereon. Although the Board presently believes that the Stock Splits are in ASB's best interests and has recommended a vote for the Stock Splits, the Board nonetheless believes that it is prudent to recognize that factual circumstances could possibly change prior to the Special Meeting such that it might not be appropriate or desirable to effect the Stock Splits at that time. Such reasons include, among other things:

      * Any change in the nature of the shareholdings of ASB which would result in ASB being unable to reduce the number of record holders of Common Shares to below 300 as a result of the Stock Splits;

      * Any change in the number of ASB's record holders that would enable ASB to deregister the Common Shares under the Exchange Act without effecting the Stock Splits;

      * Any change in the number of Common Shares that will be exchanged for cash in connection with the Stock Splits that would substantially increase the cost and expense of the Stock Splits from what is currently anticipated; or

      * Any adverse change in the financial condition of ASB that would render the Stock Splits inadvisable.

      If the Board decides to withdraw the Stock Splits from the agenda of the Special Meeting, the Board will promptly notify ASB's shareholders of the decision by mail and by announcement at the Special Meeting.


Escheat Laws

      The unclaimed property and escheat laws of each state provide that under circumstances defined in that state's statutes, holders of unclaimed or abandoned property must surrender that property to the state. Shareholders who are entitled to receive cash in lieu of fractional shares in connection with the Stock Splits whose addresses are unknown to ASB or who do not surrender their share certificates and request payment of the Repurchase Price generally will have a period of years from the Effective Date in which to claim the cash payment to which they are entitled. For example, with respect to shareholders whose last known addresses, as shown by the records of ASB, are in Ohio the period is five years. Following the expiration of that five-year period, the relevant provisions of the Ohio Revised Code would likely cause the cash payments to escheat to the State of Ohio. For shareholders who reside in other states or whose last known addresses, as shown by the records of ASB, are in states other than Ohio, such states may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it or (ii) escheat of such property to the state. Under the laws of such other jurisdictions, the "holding period" or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than five years. If ASB does not have an address for a shareholder, then the unclaimed cash payment would be turned over to ASB's state of incorporation, the State of Ohio, in accordance with its escheat laws.

Regulatory Approvals

      ASB is not aware of any material governmental or regulatory approval required for completion of the Stock Splits, other than compliance with the relevant federal and state securities laws and Ohio corporate laws.

                            INFORMATION ABOUT ASB


Business of ASB and American


      ASB is a savings and loan holding company which owns all of the common stock issued by American upon its conversion from a mutual savings association to a stock savings association in May of 1995. ASB's activities have been limited primarily to holding the common stock of American since the conversion.

      American engages principally in the business of originating real estate loans secured by first mortgages on one- to four-family residential real estate located in American's primary market area, which consists of the Cities of Portsmouth and Waverly, Ohio and contiguous areas of Scioto County and Pike County, Ohio. American also makes loans secured by multifamily real estate (over four units) and nonresidential real estate and secured and unsecured consumer loans. In addition, American purchases interests in multifamily real estate and nonresidential real estate loans originated and serviced by other lenders. American also invests in mortgage-backed securities, U.S. Government agency obligations, obligations of state and political subdivisions, and other investments permitted by applicable law. Funds for lending and other investment activities are obtained primarily from savings deposits, which are insured up to applicable limits by the FDIC, and loan principal and mortgage-backed security repayments.

      American conducts business from its main office in Portsmouth, Ohio and a branch office in Waverly, Ohio. American's primary market area for lending consists of Scioto County and Pike County, Ohio, and for deposits consists of Scioto County and Pike County and adjacent communities in North Central Kentucky.

      ASB is subject to regulation, supervision and examination by the OTS and the SEC. American is subject to regulation, supervision and examination by the OTS and the FDIC.

      ASB's principal offices are located at 503 Chillicothe Street, Portsmouth, Ohio 45662, and ASB's phone number at that address is (740) 354-3177.

Management of ASB

      Board of Directors. There are six members of ASB's Board of Directors. Information regarding ASB's current directors is set forth below.

      * William J. Burke, age 63, has been a director of ASB since 1995. Mr. Burke is a director, the Chief Executive Officer and the marketing manager of OSCO Industries, Inc., a manufacturing company which has its principal place of business in Portsmouth, Ohio. He has been employed by OSCO Industries, Inc., since 1967.

      * Gerald R. Jenkins, age 69, has been a director of ASB since 1995. Mr. Jenkins retired in 1998 as the President and Chief Executive Officer of ASB and American. Prior to becoming President of American in 1983, he held various positions at American including Secretary and Vice President.

      * Christopher H. Lute, age 55, has been a director of ASB since 2003. Mr. Lute is the President and Chief Executive Officer of Lute Plumbing Supply, Inc., a wholesale distributor of plumbing, heating, cooling, kitchen and bath products with facilities in Ohio, Kentucky, Indiana and West Virginia. He has held this position since 1979. Mr. Lute is also immediate past Chairman of the Southern Ohio Growth Partnership and is President of WIT & Co., a national buying group. Mr. Lute also serves on the board of the Southern Ohio Museum and Cultural Center.

      * Larry F. Meredith, age 63, has been a director of ASB since 2003. Mr. Meredith is a consultant to the Pike County Board of Mental Retardation and Developmental Disabilities and is a part-time instructor at Shawnee State University. Mr. Meredith served as a director of The Waverly Building and Loan Company from 1997 until its acquisition by American in 2002. He has previously served as Superintendent of Pike County Schools, Supervisor of Scioto County Schools and a member of the Eastern Board of Education.

      * Louis M. Schoettle, age 78, has been a director of ASB since 1995. Dr. Schoettle is a physician. He retired from active practice in 1994 after over 35 years of practicing medicine in Portsmouth. Dr. Schoettle also owns and operates a 1,100 acre farm.


      * Robert M. Smith, age 58, has been a director of ASB since 1995. Mr. Smith has been employed by American since 1966 and has served as the President and Chief Executive Officer of American and ASB since 1998. Prior positions held by Mr. Smith with American include Secretary, Treasurer and Executive Vice President. Mr. Smith also serves on the board of the Ohio Bankers League.

      The Board has determined that, except for Mr. Smith, each director is an "independent director" under applicable Nasdaq rules.

      Executive Officers. In addition to Mr. Smith, who is the President of ASB and American, the following persons are executive officers of ASB and
American:

      * Carlisa R. Baker, age 42, has served as the Treasurer of ASB since 1995. She has served as Treasurer of American since 1993 and has been employed by American since 1979.

      * Mary Kathryn Fish, age 53, is the Secretary of ASB and American, and has been employed by American since 1984. She has served as Secretary of American since 1993 and of ASB since 1995.


      * Michael L. Gampp, age 36, has served as the Vice President and Chief Financial Officer of ASB and American since 2000. From 1997 until joining ASB and American, Mr. Gampp was a principal with Reynolds & Co., Certified Public Accountants, and from 1995 to 1997 he served as Chief Financial Officer of Buckeye Rural Electric.


      * Jack A. Stephenson, age 52, has served as American's Vice President responsible for lending activities and has served as Vice President of ASB since 1995.

      Each director and executive officer may be contacted at ASB's address at 503 Chillicothe Street, Portsmouth, Ohio 45662, and the phone number at that address is (740) 354-3177.

      To ASB's knowledge, none of ASB's executive officers or directors has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

      Each of ASB's executive officers and directors is a citizen of the United States of America.

Interest of Certain Persons in Matters to be Acted Upon

      Information regarding the Common Shares beneficially owned by the executive officers and directors of ASB and American is set forth in the table below. The Stock Splits will not impact affiliated holders of Common Shares differently from unaffiliated holders of Common Shares on the basis of affiliate status. The executive officers and directors of ASB and American will receive no extra or special benefit not shared on a pro rata basis by all other holders of the Common Shares. If the Stock Splits are implemented, the executive officers and directors of ASB and American will not benefit by any material increase in their percentage ownership of Common Shares. Please see the sections entitled "Special Factors - Fairness of the Stock Splits" and "Special Factors - Advantages of the Stock Splits."


      Share Ownership of Directors and Executive Officers. The following table provides certain information regarding the number of Common Shares beneficially owned by ASB's directors and executive officers as of May 4, 2005 and the anticipated ownership percentage of such persons after the Stock
Splits:


                                                                                                             Percent of
                                                                Percent of                                  Outstanding
                                       Number of            Outstanding Common         Number of               Common
                                     Common Shares            Shares Before          Common Shares          Shares After
Name (1)                        Before Stock Splits (2)      Stock Splits (3)      After Stock Splits     Stock Splits (4)
--------                        -----------------------     ------------------     ------------------     ----------------


William J. Burke                      40,699 (5)                   2.39                  40,500                 2.49
Gerald R. Jenkins                    117,400 (6)                   6.89                 116,700                 7.16
Christopher H. Lute                    4,412 (7)                   0.26                   4,200                 0.26
Larry F. Meredith                      2,100 (8)                   0.12                   2,100                 0.13
Louis M. Schoettle                    60,000 (9)                   3.52                  59,400                 3.65
Robert M. Smith                      118,200 (10)                  6.93                 117,000                 7.18
All directors and executive
 officers of ASB as a
 group (10 persons)                  433,076 (11)                 25.28                 429,000                26.21


--------------------
<F1>  Each of the persons listed in this table may be contacted at ASB's address.
<F2>  All shares are owned directly with sole voting or investment power unless otherwise indicated by footnote.


<F3>  Assumes a total of 1,705,047 Common Shares outstanding before the
      Stock Splits, plus the number of vested stock options held by such person or group.
<F4>  Assumes a total of 1,629,529 Common Shares outstanding after the
      Stock Splits, plus the number of vested stock options held by such person or group.


<F5>  Includes 27,099 phantom shares held in American's Deferred
      Compensation Plan (the "Deferred Compensation Plan") which represent Common Shares that may be acquired under the plan in the next 60 days.


<F6>  Includes 66,442 shares as to which Mr. Jenkins has shared voting and investment power and 18,227 phantom shares held in the Deferred Compensation Plan which represent Common Shares that may be acquired under the plan in the next 60 days.
<F7>  Includes 1,200 shares which may be acquired upon the exercise of options and 1,200 phantom shares held in the Deferred Compensation Plan which represent Common Shares that may be acquired under the plan in the next 60 days.
<F8>  Includes 1,200 shares which may be acquired upon the exercise of options and 900 phantom shares held in the Deferred Compensation Plan which represent Common Shares that may be acquired under the plan in the next 60 days.


<F9>  Includes 21,883 shares as to which Dr. Schoettle has shared voting and investment power, and 12,745 phantom shares held in the Deferred Compensation Plan which represent Common Shares that may be acquired under the plan in the next 60 days.
<F10> Includes 26,494 shares held in the ESOP as to which Mr. Smith has shared investment power, 3,999 shares held by the ASB Management Recognition Plan (the "MRP") as to which Mr. Smith has shared voting power as Trustee of the MRP, 65,000 shares as to which Mr. Smith has shared voting and investment power, and 12,295 phantom shares held in the Deferred Compensation Plan which represent Common Shares that may be acquired under the plan in the next 60 days.


<F11> Includes 7,735 shares which may be acquired upon the exercise of options, 71,009 shares held in the ESOP, 72,466 phantom shares held in the Deferred Compensation Plan which represent Common Shares that may be acquired under the plan in the next 60 days and 193,427 shares over which a person has shared voting or investment power.

      The directors and executive officers of ASB have engaged in the following transactions involving the Common Shares in the past 60 days: Ms. Baker sold 450 Common Shares at a price of $21.77 per share on March 4, 2005; Mr. Stephenson sold 2,000 Common Shares at a price of $22.00 per share on March 9, 2005; Mr. Jenkins sold 12,000 Common Shares at a price of $22.00 per share on March 9, 2005; Mr. Gampp exercised an option to purchase 339 Common Shares at an exercise price of $8.75 per share on March 16, 2005; Mr. Meredith acquired 253 phantom shares in the Deferred Compensation Plan at a price of $22.40 per share on May 2, 2005; and Mr. Lute acquired 203 phantom shares in the Deferred Compensation Plan at a price per share of $22.40 per share on May 2, 2005.

      Owners of 5% or More of the Common Shares. The following table sets forth certain information regarding the only persons known to ASB to beneficially own more than five percent of the outstanding Common Shares as of May 4, 2005 and their anticipated ownership percentage after the Stock
Splits:



                               Number of                                 Number of
                             Common Shares      Percent of Common      Common Shares     Percent of Common
                                Before         Shares Outstanding          After         Shares Outstanding
Name and Address             Stock Splits      Before Stock Splits     Stock Splits      After Stock Splits
----------------             -------------     -------------------     -------------     ------------------


First Bankers Trust           226,114 (1)             13.26               225,900              13.86
 Services, Inc.
  1201 Broadway
  Quincy, Illinois 62301

ASB Financial Corp.           153,646 (1)              9.01               153,600               9.43
 Employee Stock
 Ownership Plan
  1201 Broadway
  Quincy, Illinois 62301

Robert M. Smith               118,200 (2)              6.93               117,000               7.18
  503 Chillicothe St.
  Portsmouth, Ohio 45662

Gerald R. Jenkins             117,400 (3)              6.89               116,700               7.16
  503 Chillicothe Street
  Portsmouth, Ohio 45662

--------------------
<F1>  Includes 153,646 shares held as Trustee for the ESOP as to which
      First Bankers Trust has limited investment power and 72,466 shares held as Trustee of the Deferred Compensation Plan as to which First Bankers Trust Company, N.A. has sole investment power. 139,646l shares held in the ESOP have been allocated to the accounts of participants and there are 14,000 unallocated shares. The ESOP Trustee has voting power over unallocated shares and shares that have been allocated to the account of an ESOP participant but as to which no voting instructions are given by the participant.
<F2>  See footnote (10) in the preceding table.
<F3>  See footnote (6) in the preceding table.


Market Price and Dividend Information

      Our Common Shares are currently traded on the Nasdaq under the symbol "ASBP." The following table sets lists the high and low closing prices and dividend information for the periods indicated. The last sale of Common Shares reported on the Nasdaq on [___________, 2005]was [$_____.] Prices in the table do not reflect any retail mark-ups or mark-downs or commissions.


                                                            Cash Dividends
      Quarter Ended            High Close     Low Close        Declared
      -------------            ----------     ---------     --------------


      Fiscal 2005
        September 30, 2004       $25.30        $21.30           $0.15
        December 31, 2004        $23.05        $21.05           $0.15
        March 31, 2005           $22.87        $20.00           $0.15


      Fiscal 2004
        September 30, 2003       $24.96        $17.27           $0.14
        December 31, 2003        $27.50        $22.56           $0.14
        March 31, 2004           $27.75        $23.11           $0.14
        June 30, 2004            $29.24        $22.00           $0.15

      Fiscal 2003
        September 30, 2002       $11.59        $10.70           $0.13
        December 31, 2002        $14.90        $10.70           $0.13
        March 31, 2003           $17.50        $14.25           $0.13
        June 30, 2003            $17.25        $14.05           $1.14

      Dividends are paid only when declared by the Board, in its sole discretion, based on ASB's financial condition, results of operation, market conditions and such other factors as it may deem appropriate. If the Stock Splits are completed and we deregister the Common Shares, the Common Shares will no longer be quoted on the Nasdaq or be eligible to be traded on any exchange or automated quotation service operated by a national securities association, and trades in the Common Shares will only be possible through privately negotiated transactions or in the Pink Sheets(R).

Common Share Repurchase Information

      The following table provides information regarding ASB's Common Share repurchases during the periods indicated.


                            Number           Price Range        Weighted Average
Quarter Ended             Repurchased      High       Low       Price Per Share
-------------             -----------      ----       ---       ----------------


Fiscal 2005
  September 30, 2004          None           N/A        N/A             N/A
  December 31, 2004           None           N/A        N/A             N/A
  March 31, 2005              None           N/A        N/A             N/A
  Through May 1, 2005       11,154        $22.00     $22.00          $22.00


Fiscal 2004
  September 30, 2003         6,850        $19.47     $19.47          $19.47
  December 31, 2003           None           N/A        N/A             N/A
  March 31, 2004              None           N/A        N/A             N/A
  June 30, 2004               None           N/A        N/A             N/A

Fiscal 2003
  September 30, 2002         1,800        $10.90     $10.94          $10.94
  December 31, 2002          2,600        $10.94     $10.94          $10.94
  March 31, 2003              None           N/A        N/A             N/A
  June 30, 2003              1,688        $16.25     $16.25          $16.26

                            FINANCIAL INFORMATION

Summary Historical Financial Information

      The following summary consolidated financial information was derived from ASB's audited consolidated financial statements as of and for each of the years ended June 30, 2004 and 2003 and from unaudited consolidated interim financial statements as of and for the six months ended December 31, 2004 and 2003. The statement of operations data for the six months ended December 31, 2004 is not necessarily indicative of results for a full year. This financial information is only a summary and should be read in conjunction with our historical financial statements and the accompanying footnotes, which are incorporated herein by reference into this Proxy Statement. Please see the section entitled "Incorporation of Certain Documents by Reference."


                                                   Six Months Ended                     Year Ended
                                                     December 31,                        June 30,
                                                   2004         2003         2004         2003         2002
                                                        (Dollars in thousands, except per share data)

Results of Operations
  Interest income                                $  4,620     $  4,417     $  8,954     $  9,576     $  9,543
  Interest expense                                  1,649        1,464        3,051        3,888        5,050
                                                 --------     --------     --------     --------     --------
    Net interest income                             2,971        2,953        5,903        5,688        4,493
  Provision for loan losses                            46           50          111          249           70
                                                 --------     --------     --------     --------     --------
    Net interest income after provision
     for loan losses                                2,925        2,903        5,792        5,439        4,423
  Noninterest income                                  340          381          705          745          486
  Noninterest expenses                              1,896        1,926        3,743        3,277        3,077
                                                 --------     --------     --------     --------     --------
    Income before taxes & extraordinary item        1,369        1,358        2,754        2,907        1,832
  Income tax expense                                  348          346          744          846          548
                                                 --------     --------     --------     --------     --------
    Net income before extraordinary item            1,021        1,012        2,010        2,061        1,284
  Extraordinary item                                    0            0            0            0          229
                                                 --------     --------     --------     --------     --------
    Net income                                   $  1,021     $  1,012     $  2,010     $  2,061     $  1,513
                                                 ========     ========     ========     ========     ========

Financial Condition
  Total assets                                   $172,961     $160,151     $166,371     $152,755     $148,272
  Total deposits                                  138,035      132,482      136,761      130,780      132,818
  Net loans                                       137,987      125,235      129,821      114,919      109,015
  Shareholders' equity                             18,661       17,008       17,424       16,359       15,454
  Average assets                                  169,666      156,453      159,501      151,372      142,629
  Average shareholders' equity                     18,043       16,684       15,474       16,341       13,179

Key Financial Ratios
  Return on average assets                          1.20%        1.29%        1.26%        1.36%        1.06%
  Return on average equity                         11.32%       12.13%       12.99%       12.61%       11.48%
  Dividends paid as a percent
   of net income                                   50.54%       45.95%       46.07%      117.95%       49.83%

Per Share Data
  Net income, basic                                 0.60         0.61         1.22         1.32         1.00
  Net income, diluted                               0.60         0.59         1.18         1.30         0.97
  Cash dividends declared                           0.15         0.14         0.57         1.53         0.49
  Book value                                       10.96        10.22        10.49         9.84        10.11

      ASB's book value per share, as set forth above, has been derived from financial statements prepared by ASB's management relating to the fiscal periods set forth above. As required by Exchange Act Rule 13a-14(a), ASB's Chief Executive Officer and Chief Financial Officer have certified that such financial statements, and the financial information included in the periodic reports in which such financial statements appear, fairly present in all material respects the financial condition, results of operation and cash flows of ASB as of, and for, the periods presented in such periodic reports.


Pro Forma Financial Information

      If the Stock Splits are completed, shareholders who receive cash in lieu of fractional shares will receive cash in the amount of $23.00 per Common Share held immediately prior to the Stock Splits. We estimate that the repurchase of these fractional shares will cost approximately $1,986,000. In addition, we estimate we will incur approximately $110,000 in professional fees, printing costs and other related expenses in the Stock Splits, for a total cost of approximately $2,096,000. We do not expect that the

Stock Splits, or our use of approximately $2,096,000 to complete the Stock Splits, will have any material adverse effect on our capitalization, liquidity, results of operations or cash flow. Please see the section entitled "Meeting and Voting Information - Solicitation and Costs." We expect to finance the Stock Splits with cash on hand.


      We expect that, as a result of the Reverse/Forward Stock Splits and the cashing out of fractional Common Shares held by shareholder after the reverse stock split:

      * Our aggregate shareholders' equity will change from approximately $18,661,000 (as of December 31, 2004) to approximately $16,675,000; and

      * Book value per Common Share would change from $10.96 (at December 31, 2004) to $10.31, assuming the cash out of fractional Common Shares had occurred on December 31, 2004.





      The following pro forma consolidated information has been derived from ASB's financial statements. The financial statements for the year ended June 30, 2004, have been audited by independent certified public accountants. The financial statements for the quarterly periods ended December 31, 2004 and 2003 are unaudited. In the opinion of ASB's management, these quarterly financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of these quarters.

      The pro forma consolidated financial statements have been prepared based upon the assumption that the Stock Splits were completed effective the first day of the period presented for the income statement and as of the date of the balance sheet, and all fractional Common Shares under one whole share are repurchased. These pro forma consolidated financial statements are not necessarily indicative of the results that would have occurred had the Stock Splits actually taken place at the respective time periods specified nor do they purport to project the results of operations for any future date or period. Based on information from various external sources, ASB believes that approximately 86,333 pre-split Common Shares will be repurchased at $23.00 per Common Share for a total purchase price of approximately $1,986,000.


      The pro forma results are not indicative of future results because ASB's public reporting costs for the periods presented include only the historic public reporting costs and do not include anticipated future costs. Further, these results exclude $198,000 in estimated cost savings due to no longer being an Exchange Act reporting company.


      The unaudited pro forma financial statements should be read in conjunction with our historical financial statements and the accompanying footnotes, which are incorporated herein by reference into this Proxy Statement. Please see the section entitled "Incorporation of Certain Documents by Reference."

                    PRO FORMA CONSOLIDATED BALANCE SHEET
                     Six Months Ended December 31, 2004
                                 (Unaudited)
                           (Dollars in thousands)


                                                                              Pro-Forma      Pro-Forma
                                                              Historical     Adjustments     Combined
                                                              ----------     -----------     ---------

ASSETS
  Cash and due from banks                                      $  1,145        $     0       $  1,145


  Interest bearing deposits(1)                                    4,422         (2,096)         2,326
                                                               --------        -------       --------
                                                                  5,567         (2,096)         3,471


  Certificates of deposits                                           71                            71
  Investment securities available for sale-at market             10,935                        10,935
  Mortgage backed securities available for sale at market        11,287                        11,287
  Loans receivable, net                                         137,987                       137,987
  Office premises and equipment at
   depreciated cost                                               1,887                         1,887
  Federal Home Loan Bank stock-at cost                            1,128                         1,128
  Accrued interest receivable on loans                              206                           206
  Accrued interest receivable on mortgage
   backed securities                                                 45                            45
  Accrued interest receivable on investments
   and interest bearing deposits                                    107                           107
  Prepaid expenses and other assets                               3,419                         3,419
  Prepaid federal income taxes                                      197                           197
  Deferred federal income taxes                                     125              0            125
                                                               --------        -------       --------


    Total Assets                                               $172,961        ($2,096)      $170,865
                                                               ========        =======       ========


LIABILITIES AND SHAREHOLDERS' EQUITY
  Deposits                                                     $138,035        $     0       $138,035
  Advances from the Federal Home Loan Bank                       14,952                        14,952
  Advances by borrowers for taxes and insurance                     185                           185
  Accrued interest payable                                           44                            44
  Other liabilities                                               1,084              0          1,084
                                                               --------        -------       --------
    Total liabilities                                           154,300              0        154,300

  Shareholders' equity
  Preferred stock, 1,000,000 shares authorized,
   no par value; no shares issued                                     0                             0
    Common stock, 4,000,000 shares authorized,
     no par value; 1,952,037 shares issued                            0                             0


    Additional paid-in capital(1)                                10,540         (2,096)         8,444

    Retained earnings, restricted                                10,353                        10,353
    Shares acquired by stock benefit plans                          (63)                          (63)
    Accumulated comprehensive income,
     unrealized gains on securities designated
     as available for sale, net of tax effects                      671                           671
    Less 250,117 shares of treasury stock
     at cost                                                     (2,840)             0         (2,840)
                                                               --------        -------       --------


      Total shareholders' equity                                 18,661         (2,096)        16,565
                                                               --------        -------       --------

    Total liabilities and shareholders' equity                 $172,961        ($2,096)      $170,865
                                                               ========        =======       ========


--------------------
<F1>  Retirement of repurchased shares.

                    PRO FORMA CONSOLIDATED BALANCE SHEET
                          Year Ended June 30, 2004
                           (Dollars in thousands)


                                                                              Pro-Forma      Pro-Forma
                                                              Historical     Adjustments     Combined
                                                              ----------     -----------     ---------

ASSETS
  Cash and due from banks                                      $  2,078        $     0       $  2,078


  Interest bearing deposits(1)                                    5,307         (2,096)         3,211
                                                               --------        -------       --------
                                                                  7,385         (2,096)         5,289


  Certificates of deposits                                          178                           178
  Investment securities available for sale-at market             12,487                        12,487
  Mortgage backed securities available for sale at market        11,768                        11,768
  Loans receivable, net                                         129,821                       129,821
  Office premises and equipment at
   depreciated cost                                               1,814                         1,814
  Federal Home Loan Bank stock-at cost                            1,104                         1,104
  Accrued interest receivable on loans                              336                           336
  Accrued interest receivable on mortgage
   backed securities                                                 50                            50
  Accrued interest receivable on investments
   and interest bearing deposits                                    130                           130
  Prepaid expenses and other assets                                 830                           830
  Prepaid federal income taxes                                      183                           183
  Deferred federal income taxes                                     285              0            285
                                                               --------        -------       --------


    Total Assets                                               $166,371        ($2,096)      $164,275
                                                               ========        =======       ========


LIABILITIES AND SHAREHOLDERS' EQUITY

  Deposits                                                     $136,761        $     0       $136,761
  Advances from the Federal Home Loan Bank                       10,899                        10,899
  Advances by borrowers for taxes and insurance                     180                           180
  Accrued interest payable                                           52                            52
  Other liabilities                                               1,055              0          1,055
                                                               --------        -------       --------
    Total liabilities                                           148,947              0        148,947

  Shareholders' equity
    Preferred stock, 1,000,000 shares authorized,
     no par value; no shares issued                                   0                             0
    Common stock, 4,000,000 shares authorized,
     no par value; 1,952,037 shares issued                            0                             0


    Additional paid-in capital(1)                                10,165         (2,096)         8,069

    Retained earnings, restricted                                 9,848                         9,848
    Shares acquired by stock benefit plans                         (126)                         (126)
    Accumulated comprehensive income,
     unrealized gains on securities designated
     as available for sale, net of tax effects                      377                           377
    Less 250,117 shares of treasury stock
     at cost                                                     (2,840)             0         (2,840)
                                                               --------        -------       --------


      Total shareholders' equity                                 17,424         (2,096)        15,328

    Total liabilities and shareholders' equity                 $166,371        ($2,096)      $164,275
                                                               ========        =======       ========


--------------------
<F1>  Retirement of repurchased shares.

                   PRO FORMA CONSOLIDATED INCOME STATEMENT
                              December 31, 2004
                                 (Unaudited)
                (Dollars in thousands, except per share data)


Six Months Ended December 31, 2004                          Pro-Forma      Pro-Forma
                                            Historical     Adjustments     Combined

Interest Income
  Loans                                       $4,179         $    0         $4,179
  Mortgage-backed securities                     208                           208
  Investment securities(1)                       233            (25)           208
  Interest-bearing deposits and other              0              0              0
                                              ------         ------         ------
    Total interest income                      4,620            (25)         4,595

Interest Expense
  Deposits                                     1,456                         1,456
  Borrowings                                     193                           193
                                              ------                        ------
    Total interest expense                     1,649                         1,649

    Net interest income                        2,971            (25)         2,946

Provision for losses on loans                     46                            46
                                              ------                        ------

    Net interest income after provision
     for losses on loans                       2,925            (25)         2,900

Other income
  Gain on sale of office premises                  0                             0
  Gain on sale of investment securities            0                             0
  Other operating                                340                           340
                                              ------                        ------
    Total other income                           340                           340

General, Administrative and Other Expense
  Employee compensation and benefits           1,046                         1,046
  Occupancy and equipment                        115                           115
  Franchise taxes                                 82                            82
  Data processing                                224                           224


  Other operating(2)                             429            110            539
                                              ------         ------         ------
    Total general administrative and
     other expenses                            1,896            110          2,006

Earnings before income taxes                   1,369           (135)         1,234

Federal Income Taxes
  Current                                        337            (46)           291
  Deferred                                        11              0             11
                                              ------         ------         ------
    Total federal income taxes                   348            (46)           291
                                              ------         ------         ------
                                                                                 0
Net Earnings                                  $1,021           ($89)        $  932
                                              ======         ======         ======


Earnings Per Share
  Basic                                       $ 0.60                        $ 0.60
  Diluted                                     $ 0.60         ($0.01)        $ 0.59

--------------------

<F1>  Interest forfeited from using $2,096,000 in short-term investments to fund the transaction.

<F2>  Transaction costs.

                   PRO FORMA CONSOLIDATED INCOME STATEMENT
                                June 30, 2004
                (Dollars in thousands, except per share data)


Year Ended June 30, 2004                                    Pro-Forma      Pro-Forma
                                            Historical     Adjustments     Combined

Interest Income
  Loans                                       $8,102         $   0          $8,102
  Mortgage-backed securities                     200                           200
  Investment securities(1)                       641           (50)            591
  Interest-bearing deposits and other             11             0              11
                                              ------         -----          ------
    Total interest income                      8,954           (50)          8,904

Interest Expense
  Deposits                                     2,862                         2,862
  Borrowings                                     189                           189
                                              ------                        ------
    Total interest expense                     3,051                         3,051

    Net interest income                        5,903           (50)          5,853

Provision for losses on loans                    111                           111

    Net interest income after provision
     for losses on loans                       5,792           (50)          5,742

Other income
  Gain on sale of office premises                 58                            58
  Gain on sale of investment securities           40                            40
  Other operating                                607             0             607
                                              ------         -----          ------
    Total other income                           705             0             705

General, Administrative and Other Expense
  Employee compensation and benefits           2,017                         2,017
  Occupancy and equipment                        235                           235
  Franchise taxes                                169                           169
  Data processing                                432                           432


  Other operating(2)                             890           110           1,000
                                              ------         -----          ------
    Total general administrative and
     other expenses                            3,743           110           3,853

Earnings before income taxes                   2,754          (160)          2,594

Federal Income Taxes
  Current                                        694           (54)            690
  Deferred                                        50             0              50
                                              ------         -----          ------
    Total federal income taxes                   744           (54)            690
                                              ------         -----          ------
                                                                                 0
Net Earnings                                  $2,010         ($106)         $1,904
                                              ======         =====          ======


Earnings Per Share
  Basic                                       $ 1.22         $0.01          $ 1.23
  Diluted                                     $ 1.18         $0.02          $ 1.20

--------------------

<F1>  Interest forfeited from using $2,096,000 in short-term investments to fund the transaction.

<F2>  Transaction costs.

                            AVAILABLE INFORMATION

      The Stock Splits will constitute a "going-private" transaction for purposes of Rule 13e-3 of the Exchange Act. As a result, ASB has filed the
Schedule 13E-3 which contains additional information about ASB. Copies of the Schedule 13E-3 are available for inspection and copying at ASB's principal executive offices during regular business hours by any interested shareholder of ASB, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request addressed to ASB Financial Corp., 503 Chillicothe Street, Portsmouth, Ohio 45662.

      ASB is currently subject to the information requirements of the Exchange Act and files periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters. Copies of such reports, proxy statements and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's internet address at "www.sec.gov."

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      In our filings with the SEC, information is sometimes incorporated by reference. This means that we are referring you to information that we have filed separately with the SEC. The information incorporated by reference should be considered part of this Proxy Statement, except for any information superseded by information contained directly in this Proxy Statement.


      This Proxy Statement incorporates by reference the following documents that we have previously filed with the SEC, copies of which are being delivered to you with this Proxy Statement. They contain important information about ASB and its financial condition.


      *     Our Annual Report on Form 10-KSB for the year ended June 30,
            2004; and

      *     Our Quarterly Report on Form 10-Q for the quarter ended
            December 31, 2004.

      We also incorporate by reference any additional documents that we may file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Proxy Statement and the date of the Special Meeting.

      We will provide, without charge, upon the written or oral request of any person to whom this Proxy Statement is delivered, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this Proxy Statement. You may obtain a copy of these documents and any amendments thereto by written request addressed to ASB Financial Corp., 503 Chillicothe Street, Portsmouth, Ohio 45662.

                 PROPOSALS OF SHAREHOLDERS AND OTHER MATTERS

      Shareholders of ASB desiring to submit proposals to be considered for inclusion in ASB's Proxy Statement and form of Proxy (the "Proxy Materials") for the 2005 Annual Meeting of Shareholders (the "2005 Annual Meeting") must provide their proposals by certain deadlines. To be included in the Proxy Materials, a shareholder proposal must be received by ASB no later than May 27, 2005. If a shareholder intends to present a proposal at the 2005 Annual Meeting and the proposal was not included in the Proxy Materials, ASB's management proxies for the 2005 Annual Meeting will be entitled to vote on such proposal in their discretion, despite the exclusion of any discussion of the matter in the Proxy Materials, if the proposal is not received by ASB before August 10, 2005.

      The Board is not aware of other matters that are likely to be brought before the Special Meeting. However, in the event that any other matters properly come before the Special Meeting, the persons named in the enclosed Proxy are expected to vote the Common Shares represented thereby on such matters in accordance with their best judgment.



Dated: May __, 2005                    By Order of the Board of Directors,




                                                 Robert M. Smith
                                                 President

                                  EXHIBIT A
                                  ---------

                              FAIRNESS OPINION
                              ----------------

                           KELLER & COMPANY, INC.
                      FINANCIAL INSTITUTION CONSULTANTS
                      INVESTMENT AND FINANCIAL ADVISORS
                            555 METRO PLACE NORTH
                                  SUITE 524
                             DUBLIN, OHIO 43017
                    (614) 766-1426     (614) 766-1459 FAX
                                keller@ee.net


February 28, 2005


Board of Directors
ASB Financial Corp.
503 Chillicothe
Portsmouth, Ohio 45662

Members of the Board:


You have requested our opinion as to the fairness, from a financial point of view to the shareholders of ASB Financial Corp. ("ASB"), of the price per share for ASB stock to be paid to shareholders in connection with the Reverse Stock Split (defined below) set forth in the proxy material and to be sent to shareholders of record as established by the company in regard to the Reverse Stock Split.


As more fully described in the proxy material to be sent to shareholders, ASB will conduct a Reverse Stock Split, resulting in an exchange of one share for each 300 shares of ASB. Any shareholder with less than 300 shares of ASB will receive cash based on a price per share of $23.00. Further, any partial shares resulting, based on the terms of the Reverse Stock Split, will be redeemed to shareholders in cash based on a price per share of $23.00.


Keller & Company, Inc. ("Keller'), as part of its bank consulting and advisory business, is regularly engaged in the valuation of financial institutions and their securities in connection with the underwritings and distributions of listed and unlisted securities and with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) proxy material; (ii) Annual Reports for the years ended June 30, 2002, 2003, and 2004; (iii) Form 10-Q for the quarters ended September 30, 2003 and 2004; (iv) certain publicly-available financial statements of ASB as of December 31, 2003 and 2004, and other historical financial information provided by ASB that we deemed relevant; (v) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We reviewed historical returns and the current and historical market prices and trading volumes of ASB's common stock and the historical and projected earnings and other operating data of ASB and the current and future capitalization of ASB. We considered the current market environment in general and the banking environment in particular.

During the completion of our review, we have assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly-available or otherwise furnished to, reviewed by or discussed with us, and we do not assume any

Board of Directors
ASB Financial Corp.
February 28, 2005
Page 2


responsibility or liability for independently verifying the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of ASB or any of its subsidiaries, or the collectability of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of ASB nor have we reviewed any individual credit files relating to ASB and, we have assumed that the respective allowances for loan losses for ASB is adequate to cover such losses. We have also assumed that there has been no material change in ASB's assets, financial condition, results of operations or business since the date of the most recent financial statements made available to us. Our opinion is necessarily based upon information available to us, and financial, stock, market and other conditions and circumstances existing, as of the date hereof.

The opinion of Keller is directed to the Board of Directors of ASB in connection with its Reverse Stock Split and does not constitute a recommendation to any stockholder of ASB as to how a stockholder should vote at any meeting of stockholders called to consider and vote upon the Reverse Stock Split. The opinion of Keller is not to be quoted or referred to, in whole or in part, in any proxy material or in any other document, nor shall this opinion be used for any other purposes, without Keller's prior written consent provided; however, that we hereby consent to the inclusion of this opinion as an annex to ASB's proxy material and to the references to this opinion therein.


Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the price per share for ASB stock used in the Reverse Stock Split of ASB is fair, from a financial point of view.

Very truly yours,

/s/ Keller & Company, Inc.

KELLER & COMPANY, INC.

                                  EXHIBIT B
                                  ---------

                                   FORM OF
                             REVERSE STOCK SPLIT
                                  AMENDMENT

      Article FOURTH of the Articles of Incorporation, as amended, of ASB Financial Corp. is hereby amended and replaced in its entirety as follows:


      FOURTH: (A) The authorized shares of the corporation shall be five million (5,000,000), four million (4,000,000) of which shall be common shares, each without par value, and one million (1,000,000) of which shall be preferred shares, each without par value. The directors of the corporation may adopt an amendment to the Articles of Incorporation in respect of any unissued or treasury shares of any class and thereby fix or change: the division of such shares into series and the designation and authorized number of each series; the dividend rate; the date of payment of dividends and the dates from which they are cumulative; the liquidation price; the redemption rights and price; the sinking fund requirements; the conversion rights; and the restrictions on the issuance of shares of any class or series.


      (B) Effective at the date and time this amendment to the Articles of Incorporation to amend and replace this Article FOURTH is accepted by the Secretary of State of the State of Ohio (the "Effective Time"), each three hundred (300) of the corporation's common shares then issued and outstanding shall be automatically converted into one fully-paid and non-assessable common share (the "Reverse Stock Split"). In lieu of the issuance of any fractional common shares or scrip that would otherwise result from the Reverse Stock Split, any holder of common shares who would otherwise be entitled to receive fractional shares shall be entitled to receive the amount of Twenty-Three and 00/100 Dollars ($23.00) in cash for each common share held immediately prior to the Effective Time and not converted into a whole common share in the Reverse Stock Split. This subsection (B) of this Article FOURTH shall affect only issued and outstanding shares of the corporation and shall not affect the total authorized number of shares.

      (C) This Article FOURTH shall not change the stated capital or paid-in surplus referable to the common shares, if any.

                                  EXHIBIT C
                                  ---------

                                   FORM OF
                             FORWARD STOCK SPLIT
                                  AMENDMENT

      Article FOURTH of the Articles of Incorporation, as amended, of ASB Financial Corp. is hereby amended and replaced in its entirety as follows:


      FOURTH: (A) The authorized shares of the corporation shall be five million (5,000,000), four million (4,000,000) of which shall be common shares, each without par value, and one million (1,000,000) of which shall be preferred shares, each without par value. The directors of the corporation may adopt an amendment to the Articles of Incorporation in respect of any unissued or treasury shares of any class and thereby fix or change: the division of such shares into series and the designation and authorized number of each series; the dividend rate; the date of payment of dividends and the dates from which they are cumulative; the liquidation price; the redemption rights and price; the sinking fund requirements; the conversion rights; and the restrictions on the issuance of shares of any class or series.


      (B) Effective at the date and time this amendment to the Articles of Incorporation to amend and replace this Article FOURTH is accepted by the Secretary of State of the State of Ohio (the "Effective Time"), each share of the corporation's common shares then issued and outstanding shall be automatically converted into three hundred (300) fully paid and non-assessable common shares. This subsection (B) of this Article FOURTH shall affect only issued and outstanding shares of the corporation and shall not affect the total authorized number of shares.

      (C) This Article FOURTH shall not change the stated capital or paid-in surplus referable to the common shares, if any.

                                                           PRELIMINARY COPY
                                                           ----------------

                               REVOCABLE PROXY


       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                             ASB FINANCIAL CORP.

             ASB FINANCIAL CORP. SPECIAL MEETING OF SHAREHOLDERS


                              [June ___, 2005]


                                  IMPORTANT
                Please complete both sides of the Proxy Card.
        Sign, date and return the attached Proxy Card in the postage paid envelope as soon as possible.  Your vote is important, regardless of the number of shares that you own.


      The undersigned shareholder of ASB Financial Corp. ("ASB") hereby constitutes and appoints the Proxy Committee of ASB as the Proxy or Proxies of the undersigned with full power of substitution and resubstitution, to vote at the Special Meeting of Shareholders of ASB to be held at Shawnee State Park Resort and Conference Center, 4404B State Route 125, West Portsmouth, Ohio 45663, on [June __, 2005], at ___:___ __.m., local time (the "Special Meeting"), all of the shares of ASB which the undersigned is entitled to vote at the Special Meeting, or at any adjournment thereof, on each of the following proposals, all of which are described in the accompanying Proxy Statement:


1. A proposal to amend ASB's Articles of Incorporation to effect a 1-for-300 reverse stock split and the repurchase of all resulting fractional shares, followed immediately by an amendment to ASB's Articles of Incorporation to effect a 300-for-1 forward stock split of ASB's common shares (collectively, the "Stock Splits"). As a result of the Stock Splits, (a) each shareholder owning fewer than 300 common shares of ASB immediately before the Stock Splits will receive $23.00 in cash, without interest, for each ASB common share owned by such shareholder immediately prior to the Stock Splits and will no longer be a shareholder of ASB; and (b) each shareholder owning 300 or more common shares immediately before the Stock Splits
      (i) will receive 300 Common Shares after the Stock Splits in exchange for each lot of 300 Common Shares held before the Stock Splits and
      (ii) any additional Common Shares held other than in a 300 share lot will be cancelled and exchanged for $23.00 in cash per share.

            [ ]  FOR          [ ]  AGAINST          [ ]  ABSTAIN

2. In their discretion, upon such other business as may properly come before the Special Meeting or any adjournments thereof.

       IMPORTANT: Please sign and date this Proxy on the reverse side.

      Your Board of Directors recommends a vote "FOR" the approval of the amendments to ASB's Articles of Incorporation to effect the Stock Splits.

      This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise specified, the shares will be voted FOR the approval of the amendments to ASB's Articles of Incorporation to effect the Stock Splits.

      All Proxies previously given by the undersigned are hereby revoked. Receipt of the Notice of the Special Meeting of Shareholders of ASB and of the accompanying Proxy Statement is hereby acknowledged.

      Please sign exactly as your name appears above. When signing as attorney, executor, administrator, trustee, guardian or agent, please give your full title. If share are held jointly, each holder should sign.


______________________________         ______________________________
Signature                              Signature


Dated: _________________, 2005         Dated: _________________, 2005


PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE U.S.A.